   As filed with the Securities and Exchange Commission on October 19, 1999

                                                      Registration No. 333-
                                                      ---------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                      __________________________________

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      __________________________________

                           TRI-STATE 1ST BANK, INC.
                (Name of small business issuer in its charter)

             OHIO                                        6021                    34-1824708
             ----                                        ----                    ----------
    (State or jurisdiction                  (Primary Standard Industrial        (IRS Employer
     of incorporation or organization)       Classification Code Number)         Identification No.)

                            16924 St. Clair Avenue
                                 P.O. Box 796
                           East Liverpool, OH  43920
                                (330) 385-9200
(Address and telephone number of principal executive offices and principal place of business)

                                Charles B. Lang
                                   President
                           Tri-State 1st Bank, Inc.
                            16924 St. Clair Avenue
                           East Liverpool, OH 43920
                                (330) 385-9200
          (Name, address, and telephone number of agent for service)

                                  Copies to:

                             Richard D. Rose, Esq.
               Doepken Keevican & Weiss Professional Corporation
                             58th Floor, USX Tower
                               600 Grant Street
                             Pittsburgh, PA  15219
                                (412) 355-2600

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

-------------------------------------------------------------------------------------------------------

                                                                    Proposed
 Title of each class                            Proposed            maximum
 of securities to be     Dollar amount to   maximum offering   aggregate offering      Amount of
      registered          be registered      price per share          price          registration fee
      ----------          -------------      ---------------          -----          ----------------
-------------------------------------------------------------------------------------------------------
Common Stock,              $4,001,400            $27.00            $4,001,400            $1,112
 no par value
-------------------------------------------------------------------------------------------------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                   Prospectus

                            TRI-STATE 1ST BANK, INC.

                             148,200 COMMON SHARES

                                $27.00 Per Share

Tri-State 1st Bank, Inc.                            The Offering:
 .     We are a bank holding company which           .  We are offering a portion of the shares first
      owns one bank, 1st National Community            to our existing stockholders.
      Bank, with six banking offices in the tri-
      state area which includes eastern Ohio,       .  The remaining shares plus any shares not
      southwestern Pennsylvania and northern           purchased by our existing stockholders will
      West Virginia. We are in the process of          be offered to the general public, including
      opening an additional banking office.            our customers and business associates.

 .     Tri-State 1st Bank, Inc.                      .  We plan to use the proceeds from this
      16924 St. Clair Avenue                           offering to increase our capitalization and
      P.O. Box 796                                     position ourselves to expand possibly
      East Liverpool, OH 43920.                        through acquisitions.

Trading                                             .  We are selling the common stock on a best
                                                       efforts basis, and this is not an underwritten
 .     Our shares are not listed on any exchange        offering.  The minimum investment by
      or the NASDAQ stock market, but are              individuals who are not current
      traded on a limited basis in the over-the-       shareholders is 50 shares.
      counter market with the symbol TSEO.
                                                    .  Closing _________________, _____

                                    Per Share                         Total
                                    ---------                         -----

Public offering price:              $27.00                            $4,001,400
Net Proceeds to Tri-State:          $27.00/1/                         $3,946,400/1/

__________________
/1/ This assumes expenses of the offering of approximately $55,000 and no commissions are paid to any placement agent. We may, however, pay a commission of up to 6% to qualified agents that place the shares. Any such commissions paid will reduce the proceeds to Tri-State.

This investment involves risk. Investors should be able to afford the loss of their investment. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered hereby are not bank deposits and are not insured by the federal deposit insurance corporation or any other agency or company. The federal deposit insurance corporation has not passed, and does not pass, upon the merits of these or any other securities nor do they pass upon the accuracy or completeness of any prospectus or other selling literature.

            The date of this Prospectus is                   , 1999

This offering will be provided, and may be construed as an offer of a security only to potential investors who have completed and returned to the company a subscription agreement which contains certifications that the potential investor is a resident of a state in which the offering is exempt from qualification or in which the shares have been qualified for the sale under applicable securities or blue sky laws. The securities offered by this prospectus will be offered and sold only to residents of a state in which the shares have been qualified for sale under applicable securities or blue sky laws or states in which an exemption from qualification is available. This prospectus does not constitute an offer or solicitation in any state or jurisdiction in which such an offer or solicitation is not authorized.

For Pennsylvania Residents: You have accepted an offer to purchase these securities made pursuant to a prospectus which contains a notice explaining your right to withdraw your acceptance pursuant to Section 207(m) of the Pennsylvania Securities Act of 1972 (70 P.S. (S) 1-207(m). You may elect, within two business days after the first time you have received the notice and a prospectus to withdraw from your purchase agreement and receive a full refund of all monies paid by you. Your withdrawal will be without any further liability to any person. To accomplish this withdrawal, you need only send a letter or telegram to the issuer (or underwriter if one is listed on the front page of the prospectus) indicating your intention to withdraw. Such letter or telegram should be sent and postmarked prior to the end of the aforementioned second business day. If you are sending a letter, it is prudent to send it by certified mail, return receipt requested, to ensure that it is received and also to evidence the time when it was mailed. Should you make the request orally, you should ask for written confirmation that your request has been received.

Notice to Ohio Investors: a Registration Statement concerning the shares has been filed with the Ohio Division of Securities pursuant to Section 1707.06(a)(1) of the Ohio Revised Code. These shares have not been approved or disapproved as an investment for any Ohio resident by the Ohio Division of Securities, nor has the Division passed upon the accuracy of this prospectus.

You should rely only on the information contained in this document or incorporated by reference. We have not authorized anyone to provide you information that is different. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

Prospectus Summary.........................................................................   1
Risk Factors...............................................................................   4
Forward-Looking Statements.................................................................   7
The Company................................................................................   8
Use of Proceeds............................................................................   8
Market for Common Equity and Dividends.....................................................   8
Capitalization.............................................................................  10
Determination of Offering Price............................................................  10
Dilution...................................................................................  10
Plan of Distribution.......................................................................  11
Legal Proceedings..........................................................................  13
Description of Common Shares...............................................................  13
Information about Tri-State 1st Bank, Inc..................................................  17
Management.................................................................................  18
Executive Compensation and Other Information...............................................  20
Principal Stockholders.....................................................................  22
Certain Transactions.......................................................................  23
Management's Discussion and Analysis of Financial Condition
   and Results of Operations...............................................................  24
Selected Financial Data....................................................................  44
Supervision and Regulation.................................................................  45
Indemnification............................................................................  51
Legal Opinions.............................................................................  52
Experts....................................................................................  52
Index to Consolidated Financial Statements.................................................  53


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to certain of the informational requirements of the Securities Exchange Act of 1934 so we file reports with the SEC. You can read, inspect and copy these documents at the public reference facilities maintained by the Commission at the following locations:

     .    Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.  20549;

     .    7 World Trade Center, New York, New York 10048; and

     . Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606.

     Please call the Commission at 1-800-SEC-0330 for further information about its public reference rooms, including copy charges. The Commission maintains an Internet site that contains material filed electronically by us with the Commission which you can access at http://www.sec.gov.

     We have filed with the Commission a registration statement under the Securities Act of 1933 for the Securities offered by this prospectus. The prospectus includes all material information relating to the offering, but omits some of the information contained in the registration statement. Additional information concerning documents mentioned in this prospectus can also be found in the exhibits to the registration statement. The registration statement and the exhibits may be inspected without charge at the Commission's Washington, D.C. reference facility and copies may be obtained from the Commission at prescribed rates.

                               PROSPECTUS SUMMARY

     The following summarizes information in other sections of our prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully. Generally, references to "we," "us" and "our" mean Tri-State 1st Bank, Inc. and our subsidiaries. We refer to Tri-State 1st Bank, Inc. as "Tri-State" and our principal operating subsidiary as the "Bank," where necessary to indicate those entities on an individual basis.

The Company

Tri-State 1st Bank, Inc., an Ohio corporation, is a registered bank holding company headquartered in East Liverpool, Ohio. Our principal business is presently to operate 1st National Community Bank (the "Bank"), which is a wholly owned subsidiary and our principal asset. The Bank conducts a general commercial banking business through its 6 full-service banking offices in the tri-state area consisting of eastern Ohio, southwestern Pennsylvania and northern West Virginia, an area also known as the Upper Ohio Valley. On April 14, 1999, we established a second subsidiary, Gateminder Corporation, to provide non-bank activities for automated teller machines ("ATMs"). Gateminder sells ATM machines to businesses that operate ATMs and provides a means for processing the transactions and distributing the fee back to the ATM operator. Among our strategic goals are the expansion of our operations, particularly by lending into new markets in adjoining areas. Our mailing address is 16924 St. Clair Avenue, P.O. Box 796, East Liverpool, Ohio 43920 and our telephone number is
(330) 385-9200.

As of September 30, 1999, we had consolidated total assets of approximately $63.0 million, deposits of approximately $55.4 million and shareholders' equity of approximately $5.1 million. We have paid cash dividends on our common shares for 9 consecutive years.

We offer a broad range of lending and deposit services to individual, governmental and commercial customers. The Bank's loan portfolio is diversified among commercial, real estate, and installment lending.

The Offering

Securities Offered.....................  148,200 common shares, no par value
                                         (the "Shares") at a subscription price
                                         of $27 per Share.

Shares Outstanding/Authorized. ........  We had 567,784 Shares issued and outstanding as of September 23, 1999,
                                         the record date of offering. If the
                                         offering is fully subscribed, we will
                                         have 715,984 Shares issued and
                                         outstanding. We have 1,000,000 Shares
                                         authorized.

Preemptive Rights - Rights Offering....  Each current shareholder has the right to purchase their pro rata portion of
                                         113,556 Shares in the offering
                                         ("Right"). Shareholders will be
                                         entitled to purchase one Share at
                                         $27.00 per Share for every five Shares
                                         of our stock held by them as of
                                         September 23, 1999.

                                           Fractional Shares will not be issued.
                                           Rights will be rounded downward to
                                           the nearest whole Share. Rights are
                                           nontransferable. This preemptive
                                           right to purchase shares offered in
                                           this Offering is referred to
                                           throughout this Prospectus as the
                                           "Rights Offering."

Public Offering..........................  We will offer an additional 34,644
                                           Shares plus any of the 113,556 Shares
                                           not purchased in the Rights Offering
                                           to the public. The minimum
                                           subscription which will be accepted
                                           in the Public Offering is 50 Shares.
                                           The Shares offered to the public are
                                           referred to throughout this
                                           Prospectus as the "Public Offering."
                                           The Public Offering is only being
                                           offered to residents of the states in
                                           which the offering has been duly
                                           qualified. We intend to offer Shares
                                           in the states of Ohio, Pennsylvania,
                                           West Virginia and Florida once the
                                           Shares have been qualified in those
                                           states. We may expand this list of
                                           states subject to regulatory
                                           approval.

Expiration Date of the Rights Offering...  The Rights Offering will expire on
                                           [30 days after effective date].
                                           Thereafter, current shareholders will
                                           have no further preemptive rights to
                                           purchase Shares in this offering, but
                                           may subscribe in the Public Offering.

Expiration Date of the Public Offering...  The Public Offering will expire at the earlier of: (i) a date determined
                                           at the direction of our Board of
                                           Directors; or (ii) [60 days after
                                           effective date] unless we decide to
                                           extend the offering for an additional
                                           ninety (90) days.

Manner of Subscribing....................  CURRENT SHAREHOLDERS
                                           Current shareholders interested in
                                           purchasing additional Shares pursuant
                                           to the Rights Offering should execute
                                           and return to us the enclosed rights
                                           subscription agreement together with
                                           a check in the full amount of the
                                           Shares to be purchased in the Rights
                                           Offering. All checks should be made
                                           payable to Tri-State 1st Bank, Inc.
                                           Shareholders who desire to purchase
                                           Shares in excess of their allowable
                                           pro rata amount in the Rights
                                           Offering should use the instructions
                                           for noncurrent shareholders as to the
                                           amounts to be purchased in excess of
                                           the Rights Offering.

                                           PERSON NOT CURRENTLY A SHAREHOLDER

                                           If you are interested in purchasing
                                           Shares, you should complete and
                                           execute the Subscription Agreement
                                           delivered with this Prospectus and
                                           return it to us. The Subscription
                                           Agreement obligates you to deliver a
                                           check in the full amount of the
                                           purchase price upon call by us at any
                                           time prior to and including the
                                           Closing. All checks should be made
                                           payable to Tri-State 1st Bank, Inc.

Use of Proceeds..........................  Our estimated net proceeds of approximately $3,946,400 will be used
                                           for general corporate purposes,
                                           including additional capitalization
                                           of the Bank and for potential
                                           acquisitions.

Closing..................................  The offering will be closed at the direction of our Board of Directors
                                           at any time after the Expiration Date
                                           of the Rights Offering and on or
                                           prior to [60 days after effective
                                           date], unless extended by us for an
                                           additional ninety (90) days.

                                  RISK FACTORS

An investment in the Shares involves risks, many of which are beyond our control and represent contingencies that cannot be reliably estimated. Investment in the Shares is therefore suitable only if you have no need for liquidity in your investment. You should carefully consider the following factors and other information in this prospectus before deciding to invest in Shares of our common stock.

Our Shares Are Not Readily Marketable.

As of the date hereof, our Shares of common stock trade infrequently and there can be no assurance that a broader public market will develop. This will restrict your ability to shift your investment in the Shares to an alternative investment in the future. Given the lack of a ready market for the Shares, you may need to find your own buyers if you want to sell your Shares.

We Face Intense Competition in Our Market Area Which May Reduce Our Customer
Base.

Bank holding companies and their subsidiary banks are subject to vigorous and intense competition from various financial institutions and other "nonbank" or non-regulated companies or firms that engage in similar activities. We compete for deposits with other commercial banks, savings banks, savings and loan associations, insurance companies and credit unions, as well as issuers of commercial paper and other securities, including shares in mutual funds. In making loans, we compete with other commercial banks, savings banks, savings and loan associations, consumer finance companies, credit unions, insurance companies, leasing companies and other nonbank lenders.

We compete not only with financial institutions in the Upper Ohio Valley but also with a number of large out-of-state and foreign banks, bank holding companies and other financial and nonbank institutions. Some of these institutions are engaged in national and international operations and have more assets and personnel than us. In addition, some of our competitors are not subject to the extensive bank regulatory structure and restrictive policies which apply to us.

The principal factors in successfully competing for deposits are convenient office locations, flexible hours, competitive interest rates and availability and convenience of services, while those relating to loans are competitive interest rates, the range of lending services offered and lending fees. We believe that the local character of our business and our community bank management philosophy enables us to compete successfully in our respective market area. We anticipate, however, that competition will continue to increase in the years ahead.

Our Financial Condition is Dependent Upon the Bank's Operations.

Our financial health is directly related to the financial health of the Bank. The financial health of the Bank may be adversely affected by detrimental changes in federal or state laws, the national monetary and fiscal policies and international, national and/or local economic conditions. Such laws, policies or conditions could have material and adverse effects upon the Bank's operations revenues and profitability.

Changes In Interest Rates May Hurt Our Profits.

The results of operations for financial institutions may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. Our profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressure, and there can be no assurance that such factors will not continue to narrow interest rate spreads or that the higher interest rate spreads will return. Like most banking institutions, our net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes to such rates. At any given time, our assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates could have a material adverse effect on our net income, capital and liquidity. Although management takes measures to mitigate interest rate risk, there can be no assurance that such measures will be effective in minimizing the exposure to interest rate risk.

We Are Dependent on Our Management.

We are dependent primarily upon the services of Charles B. Lang and Keith R. Clutter. If the services of these or other key officers of the Bank were to become unavailable to us for any reason, or if we were unable to hire highly qualified and experienced personnel either to replace them or any other experienced employee, or to adequately staff the anticipated growth of the Bank, our operating results could be aversely affected. In addition, we do not have employment agreements with any of our executive officers.

We Must Avoid Technological Obsolescence or We May Lose Customers.

The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than us. There can be no assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

We Have Broad Discretion As to the Use of Proceeds From This Offering. Our Failure to Effectively Apply Such Proceeds Could Affect Our Profits.

We have not allocated the proceeds of this offering to any specific purpose, and we will have significant flexibility in determining the amounts of net proceeds we will apply to different uses and the timing of such applications. Our failure to apply these funds effectively could hurt our revenues and profits.

Additional Sales of Common Stock in the Future Would Dilute Our Stockholders' Ownership Interests.

Our Shares of common stock eligible for future sale could have a dilutive effect on the market for our common stock and could adversely affect the market price. Our Articles of Incorporation authorize the issuance of up to 1,000,000 Shares of common stock, of which 567,784 shares were outstanding at September 23, 1999. Assuming all 148,200 shares offered in this Offering are sold, 284,016 shares will be available for future issuance which includes the shares reserved for issuance under our Stock Option Plan. The issuance of additional shares of common stock in the future could adversely affect the market price of the Shares.

Our Articles and Code of Regulations Contain Anti-takeover Provisions Which Are Intended to Encourage Potential Suitors to Negotiate with Our Board So As to Maximize Value But Which Could Discourage Acquisitions, Dilute Shareholders' Ownership Interests and Adversely Affect the Price of Our Stock.

Our Articles of Incorporation and Code of Regulations contains provisions which may have the effect of discouraging or impeding a tender offer, proxy contest or similar transactions involving control of Tri-State, including transactions in which our stockholders might otherwise receive a premium for their shares above then-current market prices or other transactions they may deem to be in their best interest.

Specifically:

     1. Our Articles of Incorporation and Code of Regulations classify our Board of Directors into three classes, each with their term expiring at different years. This means that only one-third of our directors will normally be up for reelection at any one time, thus requiring a person attempting to gain control of the board to wait for at least two elections before a change can be made to at least a majority of the directors.

     2. Our Articles of Incorporation require the approval of at least two-thirds of our voting stockholders to approve any of the following transactions, unless the transaction receives the prior approval of a majority of our board of directors (not including any directors related to the acquiring person in the transaction) and any stockholder action, if any, otherwise required by law:

          . any merger or consolidation with any person who is the beneficial owner of more than 5% of any class of our voting securities (a "Related Person"), an affiliate of Tri-State or an affiliate of a Related Person;

          . any sale, lease, exchange, mortgage, pledge, transfer or disposition of assets having a fair market value of $500,000 or more to a Related Person or an affiliate of a Related Person;

          . the issuance or transfer of securities of Tri-State or any of its subsidiaries to any Related Person or any affiliate of a Related Person in exchange for property or cash with a value of $500,000 or more;

          . the purchase from any Related Person or any affiliate of a Related Person of any voting stock of Tri-State having an aggregate value of $100,000 or more;

          . the adoption of a plan or proposal for the liquidation or dissolution of Tri-State by or on behalf of any Related Person or any affiliate of a Related Person; or

          . any reclassification, reverse stock split, recapitalization or any merger or consolidation which has the effect of increasing the proportionate voting power of the outstanding shares owned by any Related Person or any affiliate of a Related Person.

     3. Our Code of Regulations does not permit shareholders to call special meetings of the shareholders.

     4. Our Code of Regulations provides that a director may only be removed without assigning cause by the affirmative vote of not less than 75% of our voting shareholders.

The Year 2000 Issue Could Hurt Our Operations and Our Profits and Could Lower the Value of Your Stock.

Like most financial institutions, we rely upon computers for conducting our business and for information systems processing. There is concern among industry experts that on January 1, 2000, computers may be unable to read or interpret the new year properly and there may be widespread computer malfunctions. The issue may also negatively affect the business of our customers and vendors. Failure of any of our computers systems, those of the parties we do business with or the public infrastructure, including the electric and telephone companies, to process transactions after January 1, 2000, may disrupt our ability to do routine business and to service our customers. This could hurt our operations and profits. For more information regarding the year 2000 issue, see "Supervision and Regulation -- Year 2000."

                           FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Prospectus Summary," "Risk Factors," " Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. Forward-looking statements may also use different phrases. Forward-looking statements address, among other things, (1) our expectations; (2) projections of our future results of operations or of our financial condition; or (3) other "forward looking" information.

     We believe it is important to communicate our expectations to our investors. However, events may occur that we are not able to predict accurately or which we do not fully control that could cause actual results to differ materially from those expressed or implied by our forward-looking statements, including:

     .    our inability to manage our growth;

     . changes in general economic and business conditions and in the banking industry in particular;

     .    actions by our competitors;

     .    changes in banking regulations;

     .    changes in our business strategies; and

     .    other factors discussed under "Risk Factors."


                                  THE COMPANY

We commenced operations in April, 1996 with the reorganization of the Bank as a subsidiary of a bank holding company. The Bank was organized in 1987 and is a full-service bank offering a wide range of commercial and personal banking services to customers in the Upper Ohio Valley. On April 14, 1999 we established a second subsidiary, Gateminder Corporation, to provide non-bank activities for automated teller machines. As a locally owned and managed banking company, the Bank seeks to respond to its customers' banking needs by providing timely, local banking decisions. Among our strategic goals are the expansion of our operations, particularly by lending into new markets in adjoining areas, and through acquisition of other community bank branches.

The Bank has 6 modern, full-service offices, 4 of which are located in Columbiana County, Ohio, 1 of which is in Hancock County, West Virginia and 1 in Beaver County, Pennsylvania which is scheduled to open in a temporary building in November, 1999. Our headquarters and the main office are located at 16924 St. Clair Avenue, P.O. Box 796, East Liverpool, Ohio 43920, and our telephone number is (330) 385-9200

                                USE OF PROCEEDS

The net proceeds from the sale of the Shares offered hereby are estimated to be $3,946,400 after payment of approximately $55,000 for offering, consulting, legal and accounting fees, printing costs and filing fees in connection with the offering. The net proceeds will be used to support our anticipated growth, particularly for possible future acquisitions. We have no present understanding or agreement with respect to any particular acquisition.

                    MARKET FOR COMMON EQUITY AND DIVIDENDS

Our common stock has historically traded infrequently and is not traded on any established securities market. Parties interested in buying or selling our stock are generally referred to Advest, Inc., 340 South Hollywood Plaza, Steubenville, Ohio 43952, telephone: (800) 761-8008.

For 1999 year-to-date, 1998 and 1997, bid and ask quotations were obtained from Advest which makes a limited market in our stock. The quotations are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

1997(1)(2)(3)    Low Bid  High Bid  Low Ask  High Ask
                 -------  --------  -------  --------
1st Qtr.          $10.80    $10.80   $11.48    $11.48
2nd Qtr.           10.80     10.80    11.48     11.48
3rd Qtr.           13.50     13.50    14.85     14.85
4th Qtr.           13.50     13.50    14.85     14.85

1998(1)(2)

1st Qtr.           16.20     16.20    17.55     17.55
2nd Qtr.           16.88     16.88    18.06     19.41
3rd Qtr.           21.75     21.75    23.81     23.81
4th Qtr.           23.25     23.25    24.75     24.75

1999(1)

1st Qtr.           23.25     23.25    24.75     24.75
2nd Qtr.           23.25     23.25    24.75     24.75
3rd Qtr.           24.75     25.00    26.25     27.00

     (1) All figures prior to August 25, 1999 were adjusted for our 5-for-4 stock split which took effect on that date.

     (2) All figures prior to June 26, 1998 were adjusted to reflect our 10% stock dividend which took effect on that date.

     (3) All figures prior to July 9, 1997 were adjusted to reflect our 2-for-1 stock split which took effect on that date.

Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for our stock, these prices may not reflect the prices at which the stock would trade in an active market.

Other than with respect to the Rights Offering, holders of our Shares have no rights, options or warrants to purchase our common stock or securities convertible into our common stock. Certain of our officers and directors have been granted stock options to purchase our Shares. See "Executive Compensation and Other Information - Stock Option Plans." As of September 23, 1999, our directors and executive officers beneficially owned 201,883 shares of common stock which could be sold by them in the manner provided for the sale of securities by affiliates under Rule 144 of the Securities Exchange Act of 1933. No agreement exists for us to register our common stock held by any shareholder.

We have 1,000,000 authorized and 567,784 outstanding shares of common stock held by approximately 357 shareholders as of September 23, 1999. We paid a $0.12 per share dividend on June 29, 1999. We also paid cash dividends of $0.23 and $0.21 per share in 1998 and 1997, respectively. Our ability to pay future dividends is dependent on the ability of the Bank to pay dividends to Tri-State. The Bank's ability to pay dividends is subject to certain regulatory limits and oversight. See "Supervision and Regulation."


                                CAPITALIZATION

The following table sets forth our consolidated capitalization at September 30, 1999, and as adjusted for the issuance and sale of the Shares offered hereby and the application of the net proceeds thereof (see "Use of Proceeds"). The table below assumes the full subscription of the offering. There is no minimum aggregate offering amount.

                                                   September 30, 1999
                                                 ----------------------
                                                 Actual   Pro Forma (1)
                                                 -------  -------------
                                                     (in thousands)
Shareholders' Equity:
Common shares, no par value, 1,000,000 shares
authorized; 567,784 and 715,984 issued and
outstanding, respectively                        $3,945         $7,891

Retained earnings                                 1,349          1,349

Cumulative other comprehensive loss                (240)          (240)
                                                 ------         ------
Total shareholders' equity                       $5,054         $9,000
                                                 ======         ======

(1) Net of estimated expenses of approximately $55,000 for offering, consulting, legal and accounting fees, printing costs and filing fees with federal and state securities authorities.

                        DETERMINATION OF OFFERING PRICE

Our Board of Directors considered several factors in setting the per share offering price of the Shares. Our Shares are traded on a limited basis in the over-the-counter market. In determining the per share offering price, our Board of Directors took into account the prices at which recent trades have taken place in our Shares. Additionally, the Board considered our historical financial performance, including our dividend payment history as well as our perception that there is an existing demand to purchase Shares by existing and prospective shareholders. For additional information regarding the prices at which Shares have traded and information regarding historical dividends, see "Market for Common Equity and Dividends."

                                   DILUTION

Shareholders who do not participate on a pro rata basis in the Rights Offering will experience dilution in their ownership percentage. Additionally, assuming the full subscription of the offering had occurred on September 30, 1999, a purchaser of Shares in the offering would have paid a premium of $14.43 per Share or an approximately 115% premium over the pro forma book value of such share of $12.57.

                             PLAN OF DISTRIBUTION

We are offering to our shareholders of record (the "Shareholders"), as of the close of business on September 23, 1999 (the "Record Date"), the preemptive right to subscribe for 113,556 Shares at a price of $27.00 per Share (the "Subscription Price"), pursuant to the Rights Offering and, to the extent available, to subscribe for additional Shares in the Public Offering. Shareholders will have the Right to purchase one Share, for each five Shares owned on the record date pursuant to the Rights Offering. Fractional shares will not be issued. Rights will be rounded downward to the next whole Share. Prospective investors will not have a right to a return of funds paid to us.

An additional 34,644 Shares and any Shares not purchased pursuant to the Rights Offering are to be offered to the public, subject to a minimum subscription of 50 Shares. Shares offered in the Public Offering outside of the states of Ohio, Pennsylvania, West Virginia and Florida will only be offered to our existing shareholders. Advest, Inc. makes a limited market in our stock. We will offer the Shares on a best efforts basis, and there is no underwriter involved in the Offering. The Shares will be offered and sold directly by us through our directors, officers, and employees, who will not receive any additional compensation for their sales efforts. We expect to promote the offering through word of mouth to our customers and others with whom we do business. We may, however, at our option, engage placement agents who will be registered broker-dealers and members of the NASD. If we use such placement agents, we will pay a commission for such services not in excess of 6%. Sales to West Virginia residents will only be made through qualified broker-dealers.

Rights. Each Shareholder is entitled to subscribe for his pro rata portion of
------
the 113,556 Shares offered by us in the Rights Offering. These preemptive rights to subscribe are evidenced by nontransferable Rights. Each Right evidences the total number of Shares to which the Shareholder is entitled to subscribe in the Rights Offering. A shareholder who does not participate in the Rights Offering will experience ownership dilution (see "Dilution"). Officers and Directors, in their capacity as shareholders, will have the same right to purchase Shares in the Rights Offering as all other Shareholders. While there can be no assurance of such, it is expected that our executive officers and Directors will exercise their Rights to purchase additional Shares.

Expiration Date. The Rights Offering expires on [30 days from effective date]
---------------
(the "Expiration Date of the Rights Offering"). The Public Offering will expire (the "Public Offering Expiration Date") at the earlier of: (i) the direction of our Board of Directors; or (ii) [60 days from effective date], unless extended by us, which extended date shall not be later than [90 days from Public Offering Expiration Date]. Subscribers for Shares would be informed in writing of any such extension.

Method of Exercising Rights and Payment. Rights to subscribe may be exercised by
---------------------------------------
completing and signing the Rights Subscription Agreement and mailing or delivering it, together with payment in full for all Shares subscribed for under the Rights Offering in the manner indicated below, so as to be received by us on or before the Expiration Date of the Rights Offering. Full payment for Shares subscribed for in this Rights Offering is to be made when a subscriber returns his Rights Subscription Agreement to us in order to enable us to promptly process subscriptions for Shares purchased in the Rights Offering. In the event that payment is less than that required to purchase the number of Shares subscribed for under the Rights Offering, we will issue only the number of Shares for which payment is received. There is no minimum subscription required to exercise a Right nor is there any aggregate minimum offering amount. We will accept Rights Subscriptions as they are submitted.

      By Hand Delivery or Mail
      ------------------------

      Tri-State 1st Bank, Inc.
      16924 St. Clair Avenue
      P.O. Box 796
      East Liverpool, OH 43920
      Attention: Charles B. Lang

      Telephone inquiries should be directed to Charles B. Lang or Keith R. Clutter at (330) 385-9200.

Public Offering. We will offer the 34,644 additional Shares and those Shares
---------------
not purchased in the Rights Offering to the general public at a price of $27 per share (the "Public Offering"). We reserve the right to accept or reject, in whole or in part, for any reason, any subscription for Shares tendered in the Public Offering. A minimum subscription of 50 shares is required in the Public Offering.

We will close the Public Offering at the direction of our Board of Directors (the "Closing") which may be at: (i) that time at which the offering is fully subscribed for; or (ii) not later than the fifth business day following the Public Offering Expiration Date.

Method of Subscribing for Shares in Public Offering and Payment. To subscribe
---------------------------------------------------------------
for Shares in the Public Offering, complete the Subscription Agreement, sign and return it in the manner indicated below so as to be received by us on or before the Expiration Date of the Public Offering. Payment for Shares subscribed for in the Public Offering will be due upon call. Because we may not accept all or part of your subscription, you should not submit payment for such Shares until notified by us as to the number of Shares for which we have accepted your Subscription Agreement.

The Subscription Agreement may be executed and mailed or delivered to us as follows:

      By Hand Delivery or Mail
      ------------------------

      Tri-State 1st Bank, Inc.
      16924 St. Clair Avenue
      P.O. Box 796
      East Liverpool, OH 43920
      Attention: Charles B. Lang

      Telephone inquiries should be directed to Charles B. Lang or Keith R. Clutter at (330) 385-9200.

Acceptance of Subscriptions. We will determine on a case by case basis which
---------------------------
subscriptions we will accept or reject among the subscribers for Shares. In making our determination, we will take into account such factors as the amount of the subscription, other business relationships between us and the subscriber, and whether such subscriber is an existing shareholder. It is our intention to encourage broad participation among persons who live or work in the primary market areas serviced by us. We reserve the right to accept or reject all or a portion of any subscription for Shares.

Delivery of Share Certificates. As soon as practicable following receipt of a
------------------------------
Rights Subscription Agreement and full payment for Shares subscribed for in the Rights Offering is received, certificates for Shares will be mailed or delivered. After the Closing of the Public Offering, and after full payment is received from subscribers for Shares in the Public Offering, certificates for Shares will be mailed or delivered as soon as practicable.

Federal Income Taxes. We have received an opinion of Doepken Keevican & Weiss,
--------------------
Professional Corporation, to the effect that, for federal income tax purposes:

      (1) neither the receipt nor the exercise of the Rights will result in taxable income to the shareholders;

      (2) no deductible loss will be realized if Rights are allowed to expire without exercise;

      (3) the tax basis of Shares acquired upon the exercise of Rights or in the Public Offering will be the Subscription Price; and

      (4) there is no allocation of an existing shareholders' tax basis in current Shares held to such Shareholders Rights, whether or not such Rights are exercised, because (based upon the limited time period in which shareholders have the option to exercise their Rights and the fact that the purchase price per share paid upon the exercise of a Right is substantially equal to the per share price of the Shares sold in the Public Offering) we have determined that such value is zero.

No independent determination of the value of the Rights distributed has been made.

                               LEGAL PROCEEDINGS

We are not currently subject to any pending or, to our knowledge, threatened lawsuits.


                         DESCRIPTION OF COMMON SHARES

General

We are authorized to issue 1,000,000 Common Shares, no par value. As of September 23, 1999, there were 567,784 Shares issued and outstanding.

Holders of Shares are entitled to dividends when and if declared by our Board of Directors out of funds legally available therefore. Voting rights are vested in holders of the Shares, each Share being entitled to one vote.

Classification of Board of Directors

Our Board of Directors has been classified by dividing the Directors into three classes. One class of Directors is elected each year for a term of three years, so that the term of office of one class of Directors expires each year.

Cumulative Voting

Our shareholders have cumulative voting rights pursuant to Ohio law. A shareholder voting cumulatively may cast the number of shares he owns times the number of Directors to be elected in favor of one nominee or allocate such votes among the nominees as he determines.

We may, as permitted by Section 1701.69 of the Ohio Revised Code, propose to shareholders that our Articles of Incorporation be amended to delete the right to vote cumulatively in the election of Directors. If we propose such an amendment to shareholders, all shareholders would be entitled to notice of the proposed amendment as provided by law and such an amendment would be subject to other requirements as to the number of shares which could be voted against the proposed amendment. The adoption of such amendment would require the affirmative vote of the holders of a majority of the stock entitled to vote in the election of Directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is the Bank, Tri-State's wholly owned subsidiary.

Liquidation Rights

In the event of liquidation, holders of our common stock are entitled to certain rights as to assets distributable to shareholders on a pro rata basis, after satisfaction of our debts.

No Preemptive Rights

Holders of our common stock have no preemptive right to subscribe for or to purchase any additional securities which may be issued by us. Preemptive rights permit a shareholder to subscribe to a sufficient number of shares so as to maintain their relative pro rata ownership upon the issuance of additional shares by a corporation, except in certain circumstances.

Dissenters' Rights

Our shareholders have dissenters' rights in connection with certain mergers and consolidations pursuant to Ohio law.

Right of Redemption

We are specifically empowered by our Articles of Incorporation to buy our shares of outstanding common stock from our shareholders.

Dividend Rights

Dividends may be paid on our common stock as declared by our Board of Directors out of funds legally available therefor. Dividends may not exceed the surplus of Tri-State, as defined by the Ohio Business Corporation Act, and may not be declared if we are insolvent or would thereby be made insolvent. (See "Supervision, Regulation and Legislation--The Company.")

Assessability

When issued, our common stock is fully paid and nonassessable.

Antitakeover Provisions

     Some Important Charter Provisions

Our Articles of Incorporation and Code of Regulations provide for a classified board of directors as described above. In addition, our Code of Regulations provide that special meetings of stockholders may not be called by the shareholders. Our Regulations also provide that the number of directors may be changed by the affirmative vote of at least 2/3 of the directors but shall not be fewer than five nor greater than twenty-five.

Our Regulations further provide that vacancies on the board may be filled by the remaining directors. In addition, our Regulations provide that directors may only be removed without cause with the affirmative vote of 75% of our shareholders.

In addition, our Articles of Incorporation provide certain procedures which must be followed before we may enter into "Significant Transactions." The Articles define the term "Significant Transactions" as including:

 .    Any merger or consolidation of Tri-State or any of its subsidiaries with any "Related Person" or an "Affiliate";

 .    Any sale, lease, exchange or other transfer from Tri-State or any of its subsidiaries to a "Related Person" or "Affiliate" of assets with an aggregate fair market value of $500,000 or more;

 .    Any issuance or transfer of securities of Tri-State or any of its subsidiaries to a "Related Person" or "Affiliate" with a fair market value of $500,000 or more;

 .    The acquisition by Tri-State or any of its subsidiaries of (1) Tri-State's securities or (2) other securities, of a "Related Person" or "Affiliate" with a fair market value of $100,000 or more;

 .    The adoption of a plan of liquidation or dissolution of Tri-State proposed by a "Related Person" or "Affiliate"; or

 .    Any reclassification or recapitalization of securities of Tri-State which increases the voting power of a "Related Person."

A "Related Person," as defined in the Articles, includes any person or entity who owns or has beneficial ownership of more than 5 percent (5%) of any class of Tri-State securities. Any "Significant Transaction" described above which is not approved by a majority of our Directors, who are unaffiliated with the "Related Person" and were members of the Board prior to the time that the "Related Person" became a "Related Person" ("Continuing Directors"), must be approved by the affirmative vote of the holders of 66 2/3 percent of the outstanding Shares. Any amendments to the Articles which alter the shareholder approval requirements for the above defined "Significant Transaction" must also be approved by the Continuing Directors or by the affirmative vote of the holders of at least
66 2/3 percent of the outstanding Shares.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our management. The availability of the authorized and unissued Shares of Tri-State to be issued into friendly hands with the purpose of diluting a potential acquiror's ownership of Tri-State may also be determined to have an antitakeover effect. Our Articles of Incorporation and Code of Regulations currently contain no other provisions that were intended to be or could fairly be considered as antitakeover in nature or effect. Our Board of Directors has no present intention to amend the Articles of Incorporation to add any antitakeover provisions, nor are the above described provisions the result of our knowledge of any effort to obtain control of Tri-State by any means.

     Some Important Ohio Statutory Provisions

We are subject to certain provisions of Ohio law that may discourage or render more difficult an unsolicited takeover:

The Merger Moratorium Act prohibits certain mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications of the then-outstanding shares of an Ohio corporation involving, or for the benefit of, certain beneficial holders of stock representing 10% or more of the voting power of the corporation (a "10% shareholder"), unless:

 .    the transaction is approved by the directors prior to the time that the 10%
     shareholder became a 10% shareholder (the "Shareholder Acquisition Date");

 .    the acquisition of 10% of the voting power is approved by the directors prior to the Shareholder Acquisition Date; or

 .    the transaction involves a 10% shareholder that has been such for at least three years and the transaction is either approved by holders of two-thirds of the voting power of the corporation and the holders of a majority of the voting power not owned by 10% shareholders, or certain minimum price and form of consideration requirements are met.

The Control Share Act provides that the acquisition of shares entitling the holder to exercise voting power in certain ranges (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of:

 .    the holders of at least a majority of the total voting power; and

 .    the holders of at least a majority of the total voting power held by shareholders other than the proposed acquirer, officers of the corporation elected or appointed by the directors, and directors of the corporation who are also employees and excluding certain shares that are transferred after the announcement of the proposed acquisition and prior to the vote with respect to the proposed acquisition. The Control Share Act does not specify a remedy for violation of the Act. However, in at least one situation, a court has set aside an acquisition made in violation of the Control Share Act.

The Profit Disgorgement Act provides Ohio corporations, or in certain circumstances the shareholders of an Ohio corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation.

Reports

Our common stock is not currently registered under Section 12(g) of the Securities and Exchange Act of 1934. However, we file periodic reports with the SEC as required by Section 15(d) of the Exchange Act. After the

Offering, we will continue to file periodic reports with the SEC and, depending upon how many stockholders of record we will have after the offering, we may be required to register our common stock under Section 12(g) of the Exchange Act.


                  INFORMATION ABOUT TRI-STATE 1ST BANK, INC.

Introduction

We commenced operations in April 1996 with the reorganization of the Bank as a subsidiary of a bank holding company. The Bank commenced operations in 1987 as a national banking association. On April 14, 1999 we established a second subsidiary, Gateminder Corporation, to provide non-bank activities for automated teller machines. The Bank is a full-service bank offering a wide range of commercial and personal banking services primarily to customers in the Upper Ohio Valley, which consists of eastern Ohio, southwestern Pennsylvania and northern West Virginia, through its 6 offices. The Bank's services include commercial, mortgage and installment loans (particularly auto loans), checking accounts, savings accounts, certificates of deposit, safe deposit boxes, traveler's checks, money orders, wire transfers, VISA, IRAs, Keoghs, and money market investments.

Service Area

We provide banking services throughout the Upper Ohio Valley, which has long been an important industrial community. We are not dependent upon any single industry or business for its banking opportunities. We do not have any foreign operations.

Competition

Banking in the Upper Ohio Valley is highly competitive. We compete with various commercial banks, some of which are branches or affiliates of banks or bank holding companies with significantly greater resources than us. We also compete with a large number of other financial institutions, such as savings and loan associations, savings banks, insurance companies, consumer finance companies, credit unions and commercial finance and leasing companies, for deposits, loans and service business. Money market mutual funds, brokerage houses and similar organizations provide many of the financial services offered by us.

We compete on the basis of the rates of interest charged for loans, the rates of interest paid for funds, the availability and convenience of services, the fees charged for services and the local orientation and timeliness of lending decisions.

Employees

As of September 30, 1999, we had approximately 44 full-time employees and 8 part-time employees. We consider our relationship with our employees to be good. None of the employees are covered by a collective bargaining agreement.

Properties

Our main office, located at 16924 St. Clair Avenue, East Liverpool, Ohio 43920 is owned by the Bank. In addition, we presently operate branch banking facilities at five locations. Two branches are owned and two are leased, with expiration dates in 2002 and 2005. The Bank has purchased property in Midland,

Pennsylvania for a new branch opening in November 1999. We intend to open a seventh office in downtown East Liverpool, Ohio in the second quarter of 2000 for which we are currently negotiating the terms of a lease.


                                  MANAGEMENT

The following table sets forth, as of September 30, 1999, for each director and executive officer, name, age, principal occupations during the past five years, the year they first became a director and year of expiration of the current term as director.

                                                                          Term
     Name                                   Occupation                   Expires
     ----                                   ----------                   -------
     Charles B. Lang       59  President and Director of Tri-State;         2002
                               Chairman, Director and CEO of the
                               Bank

     Keith R. Clutter      55  Director and Secretary of Tri-State          2001
                               Director and President of the Bank

     Kevin Anglemyer       34  Vice President and Chief Financial           N/A
                               Officer of Tri-State and the Bank

     Roger D. Sanford      51  Vice President of the Bank                   N/A

     R. Keith Broadbent    55  Vice President of the Bank                   N/A

     Steven A. Mabbot      42  Vice President of the Bank                   N/A

     Lester W. Smith       70  Vice President of the Bank                   N/A

     Vickie L. Owens       37  Assistant Vice President of the Bank         N/A

     William E. Blair      64  Director of Tri-State and the Bank           2000

     Stephen W. Cooper     56  Director of Tri-State and the Bank           2000

     G. Allen Dickey       69  Director of Tri-State and the Bank           2001

     Marvin H. Feldman     53  Director of Tri-State and the Bank           2000

     R. Lynn Leggett       53  Director of Tri-State and the Bank           2002

     John P. Scotford      70  Director of Tri-State and the Bank           2001

     John C. Thompson      73  Director of Tri-State and the Bank           2002

Charles B. Lang has served as Chairman of the Board of the Bank since 1993. He has served as President of Tri-State's Board since inception and a Director of the Bank since 1987.

Keith R. Clutter has served as President of the Bank from 1993 to present. Mr. Clutter has been a director of the Bank since 1987. He has served as director and Secretary of Tri-State since inception.

Kevin Anglemyer has been Chief Financial Officer of Tri-State and the Bank since September 1999 and August 1998, respectively. Prior to joining the Bank, he served as Controller for Century National Bank, Rochester, PA. Mr. Anglemyer is a licensed certified public accountant in the Commonwealth of Pennsylvania.

Roger D. Sanford has served as a Vice President of the Bank since 1992 and has been employed at the Bank since 1991.

R. Keith Broadbent has been a Vice President of the Bank since 1996 and a loan officer of the Bank since 1995. He previously served as Banking Officer for First National Bank of Chester, West Virginia.

Steven A. Mabbott was an Assistant Vice President of the Bank from 1994 to 1998, at which time he became Vice President. He previously served as Mortgage Loan Office at National City Bank / Potters Bank from 1988 to 1993.

Lester W. Smith has served as Vice President of the Bank since September 1999. He is also employed by Lester W. Smith Mortgage Inc., Brighton Township, PA and serves as its President.

Vickie L. Owens has served as Assistant Vice President and Supervisor of Data Processing since 1998.

William E. Blair has served as a director of the Bank from 1991 to present, and a director of Tri-State since inception. He has served as President of Bill Blair, Inc., an oil and gas exploration company, since 1978.

Stephen W. Cooper has served as a director of the Bank since 1989, and has been a director of Tri-State since inception. He has served as President of Cooper Insurance Agency since 1970.

G. Allen Dickey has served as a director of the Bank since 1987, and has been a director of Tri-State since inception. He has been the Chairman of D.W. Dickey & Son, Inc. since 1995 and served as its President since 1962.

Marvin H. Feldman has been a director of the Bank since 1987, and has been a director of Tri-State since inception. He has also been a Partner in The Feldman Agency since 1967.

R. Lynn Leggett has been a director of Tri-State and the Bank since 1996. He has also been President and Funeral Director at Eells-Leggett Funeral Home since 1975.

John P. Scotford has been a director of the Bank since 1987, and has been a director of Tri-State since inception. He is also the President of McBarscot Company, a real estate investment firm and also operates an automobile retail sales company.

John C. Thompson has served as a director of the Bank since 1987, and a director of Tri-State since inception. He is also the Chairman of The Hall China Company, a pottery manufacturing company, and has served in this capacity since 1991.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

We are required to provide certain summary information concerning compensation paid or accrued by us, to or on behalf of our Chief Executive Officer and the four highest paid executive officers whose base salary and bonus exceeded $100,000, for the fiscal years ended December 31, 1998, 1997, and 1996. As applied to us, our Chief Executive Officer's compensation is required to be disclosed as follows:

Summary Compensation Table
Annual Compensation

Name and Principal Position             Year   Salary($)  Bonus($)
                                        ----   -------    --------

Charles B. Lang, President,             1998    $64,972    $3,428
Tri State 1st Bank and                  1997     62,800     1,256
Chairman & CEO, the Bank                1996     59,750     3,235




We do not have an employment contract with Mr. Lang.

Directors' Compensation

In 1998, no compensation was paid to any directors of Tri-State for their services to the holding company. No compensation was paid to Directors Lang and Clutter as directors of the Bank, as they are compensated in their capacity as officers of the Bank. Compensation paid to each of the seven outside directors of the Bank was as follows: an annual retainer of $2,200; $230 for each of the 12 Board meetings attended; and $230 for each Executive Committee attended (three outside directors are assigned to each of the monthly Executive Committee meetings). $175 was paid to the four members of the Audit Committee for each of the two meetings attended, and also to the six non-officer director members of the Future Directions and New Office Expansion Committee for the four meetings held, provided that they had attended.

Option Grants in 1998

                                                                                     Potential Realizable
                              Percent of                                             Value at Assumed Rates
               Number of        Total                                                   of Stock Price
              Securities        Options                                            Appreciation for Option
              Underlying      Granted to                                                     Term
                Options        Employees     Exercise or                          -----------------------------
              Granted             in         Base Price          Expiration
                 (#)             1998         ($/Sh)               Date              5%                10%
            --------------  -------------  ---------------    --------------      ------------  ---------------
Charles B.
 Lang         4,000/(a)/        36%             $22.40           8/26/2003           $23,800        $29,200

(a)  Adjusted for 5-for-4 stock split.

The following table sets forth information with respect to the number and value of outstanding options held by executive officers named in the Summary Compensation Table at the end of 1998.

Fiscal Year-End Option Values

                                               Number of Securities         Value of Unexercised
                                              Underlying Unexercised        In-the-Money Options
                                                Options at Year End          at Year End ($)(a)
                                              -----------------------      ----------------------

Name                                     Exercisable      Unexercisable    Exercisable       Unexercisable
----                                     -----------      -------------    -----------       -------------
Charles B. Lang                           9,500(b)             0           $82,915                0

(a) Based on an assumed public offering price of $27 per share, minus the exercise price, multiplied by the number of shares underlying the option.
(b)  Adjusted for 5-for-4 stock split.

Stock Option Plans

We have a stock option plan, under which we have reserved for issuance 68,750 Shares of common stock. We have issued options to purchase 52,383 Shares of our common stock under the plan. The plan provides for grants of incentive stock options and nonqualified stock options to our key employees and directors. The option committee of the board of directors administers and interprets the plan.

The exercise price of common stock underlying an option may be greater, less than or equal to fair market value. However, the exercise price of an incentive stock option must be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted, and the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock may not be less than 110% of the fair market value of the underlying shares of common stock on the date of grant. The aggregate fair market value of common stock subject to all incentive stock options granted to an employee which are exercisable for the first time by the employee in any calendar year cannot exceed $100,000.

The maximum term of an incentive stock option is 10 years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The option committee may accelerate the exercisability of any or all outstanding options in the event of a dissolution, liquidation or change in control.

                            PRINCIPAL STOCKHOLDERS



                                                Shares       Account
                                             Beneficially    Percent
Name of Beneficial Owner                     Owned as of      as of
                                                9-23-99 (1)  9-23-99
--------------------------------             -------------- ---------
Executive Officers and Directors
Charles B. Lang (2)                                 55,203      8.90%
Keith R. Clutter (3)                                 6,700      1.08
Kevin Anglemyer (4)                                  1,475         *
Roger D. Sanford (5)                                 3,819         *
R. Keith Broadbent (6)                               1,350         *
Lester W. Smith (7)                                    500         *
Steven A. Mabbot (8)                                 2,100         *
William E. Blair (9)                                 8,975      1.45
Stephen W. Cooper (10)                               4,025         *
G. Allen Dickey (11)                                20,319      3.28
Marvin H. Feldman (12)                              31,354      5.06
R. Lynn Leggett (13)                                 6,725      1.08
John P. Scotford (14)                               47,819      7.71
John C. Thompson (15)                               11,519      1.86
Principal Officers and Directors as a
Group (14 Persons)                                 201,883     32.55

* Indicates that the percentage of shares beneficially owned does not exceed 1% of the class.

(1) For the purposes of this table, shares are considered "beneficially" owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to beneficially own shares that such person has the right to acquire within 60 days. In computing the percentage of ownership for each nominee, director and principal officer and the group, the shares covered by exercisable stock options held by such nominee, director, principal officer and group are deemed outstanding. In calculating the percentage of class owned, the total number of shares issued and outstanding have been increased to reflect the number of shares that would be outstanding, including those exercising stock options.

(2) Includes 12,550 shares owned of record, 30,403 shares held in Trust, an IRA custodial account and as Co-Trustee of the Francis H. Lang Trust, and 12,250 stock options.

(3)  Includes 550 shares owned of record and 6,150 stock options.

(4)  All 1,475 shares are by stock option.

(5)  All 3,819 shares are by stock option.

(6) Includes 275 shares owned jointly with another person and 1,075 stock options.

(7)  All 500 shares are by stock option.

(8)  All 2,100 shares are by stock option.

(9) Includes 2,750 shares owned of record, 2,750 shares owned in the name of his spouse and 3,475 stock options.

(10) Includes 550 shares owned of record and 3,475 stock options.

(11) Includes 550 shares owned of record, 15,950 shares owned in trust and in the name of his spouse and 3,819 stock options.

(12) Includes 550 shares owned of record, 26,985 shares owned jointly with his spouse, in the name of his spouse, in the name of his spouse in Trust and held in corporate name, and 3,819 stock options.

(13) Includes 550 shares owned of record, 3,387 shares owned jointly with his spouse in broker accounts and 2,788 stock options.

(14) Includes 550 shares owned of record, 43,450 shares held in Trust from himself and in Trust in the name of his spouse and 3,819 stock options.

(15) Includes 7,700 shares owned of record and 3,819 stock options.

Except as described above, we have no knowledge that any person, or any "group" as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, owns, as of September 30, 1999, of record or beneficially, more than 5 percent of our outstanding Shares.


                             CERTAIN TRANSACTIONS

Some of our directors, as well as the companies with which such directors are associated, are customers of, and have had transactions with us in the ordinary course of our business in 1998 and 1999. These transactions consisted of extensions of credit in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons. In our opinion, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. Below is a summary of material related party transactions as of September 23, 1999.

Director Marvin Feldman, has a line of credit with the Bank. This line originated in October 1997 in the principal amount of $300,000. The line accrues interest at 9.25% per annum and the balance as of September 23, 1999 was $299,969. Additionally, Mr. Feldman's wife, Vickie, has a loan which originated in March 1996 in the principal amount of $13,046, accruing interest at 9.50% per annum, with an outstanding balance as of September 23, 1999 of $2,473.

Director Stephen Cooper has a line of credit at the Bank which originated in June 1998 in the principal amount of $110,000, accruing interest at 10% per annum. The outstanding balance as of September 23, 1999 was $109,516. Mr. Cooper also has a loan in the original principal amount of $14,697 accruing interest at 11% per annum. The outstanding balance as of September 23, 1999 was $9,403.

Director William Blair has two lines of credit at the Bank which were originated in April, 1999. Both lines of $50,000 and $220,000, respectively, accrue interest at 9.25% per annum. The outstanding balances as of September 23, 1999 were $30,000 and $198,500, respectively.

President and Director Charles Lang has a loan with the Bank which originated in December 1998 in the principal amount of $16,521, which accrues interest at 8.50% per annum. The outstanding balance as of September 23, 1999 was $14,225. Additionally, Mr. Lang has a mortgage with the Bank which originated in August 1998 in the principal amount of $60,000, accruing interest at 8.00% per annum. The outstanding balance as of September 23, 1999 was $57,554.

Director G. Allen Dickey has a line of credit with the Bank which originated in July 1994 in the principal amount of $100,000. This line accrues interest at 9.75% per annum, and as of September 23, 1999, the outstanding balance was $50,000.

Director Roger D. Sanford has five (5) mortgages with the Bank which were originated, respectively, in November 1998, April 1994, December 1994, and November 1998 (2 mortgages). The original principal amounts and interest rates are, respectively, $20,000 at 8.0% per annum, $35,000 at 10.25% per annum, $18,000 at 10.0% per annum, $17,000 at 8.0% per annum, and $18,000 at 8.0% per annum. The outstanding balances as of September 23, 1999, respectively, were $18,957, $3,441, $13,258, $16,095 and $17,066. Additionally, Mr. Sanford's
daughter has a loan with the Bank, which originated in June 1998 in the original principal amount of $13,536. The loan accrues interest at 9.0% per annum and the outstanding balance as of September 23, 1999 was $10,752.

We expect to have in the future, banking transactions, in the ordinary course of our business with directors, officers, principal shareholders, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectibility or present other unfavorable features.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

The following is Management's discussion and analysis of the financial condition and results of operations of Tri-State 1st Bank, Inc. for the nine months ended September 30, 1999 and 1998, and the years ended December 31, 1998 and 1997. The discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

The Company's results of operations are dependent on the operations of the Bank. The Bank's results of operations are primarily dependent on its net interest income, which is the difference between interest earned on its loans and investment securities portfolio and other interest earning assets, and its cost of funds consisting of interest expense paid on its deposits and other borrowings. Net interest income is also affected by the relative amounts of interest earning assets and liabilities. Net income of the Bank is also impacted by its provision for loan losses, as well as other operating income and expenses. Other operating income consists primarily of service charges on deposit accounts, while other operating expenses is comprised of salaries and employee benefits, occupancy expenses, and other general and administrative expenses. Earnings of the Bank are impacted by general local economic, competitive and regulatory conditions, particularly changes in market interest, and actions of regulatory agencies.

Management Strategy
-------------------

The Company's philosophy is to combine quality personal service and strategic office locations to offer a variety of loan and deposit products tailored to fit the needs of its customers. Lending practices of the Bank have historically focused on the origination and retention of real estate commercial mortgages, one-to-four family mortgage loans and, to a lessor extent, working capital commercial loans in the form of credit lines and term notes, personal loans, automobile loans and home equity loans. Commercial real estate loans are granted for the acquisition or improvement of real estate. Generally, commercial real estate loans do not exceed 70% of the appraised value of the property pledged to secure the transaction. The focus of prudent underwriting standards by the Bank is designed to reduce the risk of loss on its loan portfolio.

To measure the relationship of interest-earning assets and interest-bearing liabilities and their impact on net interest income, the Bank maintains an asset/liability management program. One of the principal functions of the program is to monitor the level to which the balance sheet is subject to interest rate risk. The goal of the program is to manage the relationship between interest-earning assets and interest-bearing liabilities to minimize the fluctuations in net interest spread and achieve constant growth in net interest income during periods of changing interest rates. To accomplish its strategies, adjustable-rate residential mortgage and commercial loans are originated, as well as shorter-term consumer loans. The investment portfolio, which is used primarily for liquidity purposes, has historically been comprised of short-term (three to five years) U.S. Treasury and Agency obligations and tax-exempt Municipal and State obligations.

The Bank attempts to manage the interest rates it pays on deposits, while maintaining a stable to growing deposit base by providing convenient and quality service and competitive rates to its customers. Historically, the Bank has had minimal borrowings and relies mostly upon its customer deposit base as its primary source of funds.

Comparison of Financial Condition at September 30, 1999 and December 31, 1998

The consolidated assets of Tri-State 1st Bank were $62,922,000 at September 30, 1999, an increase of $4,689,000 or 8.0% over total assets at December 31, 1998. The increase in total assets for the first nine months of 1999 was fueled by the Company's deposit growth, which increased by $4,071,000 or 7.9% during the same period. Total earning assets, which principally include loans, investment securities and federal funds sold equaled $55,617,000 at September 30, 1999 and represented an increase of $3,840,000 or 7.4% over total earning assets at December 31, 1998.

Total stockholders' equity equaled $5,054,000 at September 30, 1999, representing a decrease of $24,000 from total equity at December 31, 1998. The decrease in the Company's equity for the first nine months 1999 was a result of a decrease in the accumulated other comprehensive income which is a direct reflection of a temporary decline in the market values for the Bank's investment securities available for sale, offset by net income earned, less dividends paid to shareholders.

Federal Funds Sold and Investment Securities
--------------------------------------------

Federal funds sold at September 30, 1999 totaled $2,000,000 up $900,000 from year-end 1998. On an average basis, federal funds sold were $3.6 million for the first nine months of 1999. Management has generally attempted to have available between $2 million and $4 million in federal funds sold in order to meet the liquidity needs and loan demand of bank customers. However, this range may shift upward as deposits increase or as cash liquidity needs change.

The investment securities available for sale portfolio was $21,190,000 at September 30, 1999 compared to $19,958,000 at December 31, 1998, an increase of $1,232,000 or 6.2%. Management's overall investment strategy is to invest funds in the investment portfolio methodically in order to employ funds not required for loan demand in a manner which will provide safety, liquidity and improved earnings potential. Total purchases during the first nine months of 1999 totaled $5.5 million, offset by regular pay downs, calls and maturities of $3.6 million. In June and August of this year, the Federal Reserve Board raised short-term interest rates, causing a decline in the market value of the Company's investment portfolio. Unrealized losses on the available for sale portfolio totaled $364,000 at September 30, 1999 compared to an unrealized gain of $299,000 at December 31, 1998.

Investment securities held to maturity decreased $47,000 or 2.8% in the first nine months of 1999 when compared to the prior year-end. This decrease was attributable to scheduled principal repayments as there were no additions to the held to maturity portfolio during the period.

Loans
-----

Loans receivable at September 30, 1999 were $30,679,000 up $1,740,000 or 6.0% from year-end 1998. Loan originations for the first nine months of 1999 have exceeded originations from the same prior year period. Demand for commercial and residential real-estate loans was strong during the period as commercial type loans increased $2.1 million or 47.5% and residential real-estate loans increased $1.5 million or 11.4%. Consumer loans also increased during the period by $398,000 or 9.4% while commercial real-estate loans decreased. Much of the increase in the loan portfolio can be attributed to a stable and healthy economy, a favorable interest rate environment and the deployment of a Business Development Officer by the Bank to generate new business within the Bank's market area.

The Company's allowance for loan losses was $351,000 at September 30, 1999 compared to $340,000 at December 31, 1998. This represents an $11,000 or 3.2% increase over December 31, 1998. Constituting the increase was a $56,000 loan loss provision charged to operations during the first nine months of 1999 offset by net charge-offs of $45,000. The charge-offs for the period related mostly to various consumer-type installment loans.

Deposits and Borrowings of Funds
--------------------------------

Total deposits increased $4,071,000 or 7.9% when compared to total deposits at December 31, 1998. Although increases were experienced in almost all of the Bank's deposit types, a significant portion of the growth occurred in time deposits, which increased $2,959,000 or 18.5%. Savings increased $696,000 or 6.8%, money market accounts were up by $37,000 or 0.8% and demand deposits increased $379,000 or 1.9%. The deposit growth for the first nine months of 1999 is due to the strategic expansion of the Bank's branch offices as well as an ongoing commitment of the Bank to provide exceptional deposit services at a competitive rate.

Total borrowings increased $678,000 or 43.3% at September 30, 1999 from year-end 1998. Total borrowings consist of securities sold under repurchase agreements, which are agreements with "in-market" customers of the bank that are collateralized by various securities and upon maturity, returned back to the bank, and advances with the Federal Home Loan Bank of Cincinnati. During the first nine months of 1999, repurchase agreements increased by $745,000 or 49.7% while other borrowings decreased by $67,000. Business customer demand contributed to the increase in repurchase agreements, while the decrease in advances is attributable to the maturity of two separate advances with the Federal Home Loan Bank of Cincinnati.

Comparison of Financial Condition at December 31, 1998 and December 31, 1997

The consolidated assets of Tri-State 1/st/ Bank were $58,303,000 at December 31, 1998, an increase of $9,977,000 or 20.6% over assets at December 31, 1997. The strong asset growth for 1998 was driven by the Company's exceptional deposit growth experienced throughout 1998. Total deposits increased $8,446,000 or 19.7% and were used to fund the $6,672,000 or 44.5% increase in total investment securities and the $2,927,000 or 11.3% in loans receivable.

The investment securities available for sale portfolio was $19,958,000 at December 31, 1998 compared to $13,088,000 at December 31, 1997, an increase of $6,869,000 or 52.5%. The significant increase for 1998 was attributable to the strong influx of deposit growth in the same period.

Investment securities held to maturity decreased $197,000 or 10.4% in 1998 when compared to the prior year. This decrease was attributable to scheduled maturities and principal repayments as there were no additions to the held to maturity portfolio in 1998.

Loans grew 11.3% in 1998, increasing to $28,939,000 at December 31, 1998 from $26,012,000 at prior end of year. Total loans originated for 1998 were $13,343,000. This growth was due to an overall increase in loan demand.

Total deposits increased $8,446,000 or 19.7% when compared to total deposits at December 31, 1997. Money Market accounts decreased by $446,000 or 8.8% while savings increased $973,000 or 10.4%. The Company's core growth occurred mostly in noninterest and interest-bearing demand deposits and time deposits which increased $1,830,000 or 28.0%, $3,837,000 or 46.5%, and $2,252,000 or 16.4%,
respectively.

Total borrowings increased $891,000 or 131.7% at December 31, 1998 from year-end 1997. Securities sold under repurchase agreements increased $1,000,000 or 200.0% when compared to the prior year period. Other borrowings decreased $109,000 or 62.0% as a result of scheduled principal and interest pay-downs on two advances with the Federal Home Loan Bank of Cincinnati.

Average Balances and Average Yields
-----------------------------------

The following table sets forth certain information relating to the Company's average balance sheets and statements of income for the nine months ending 1999 and 1998, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of earning assets or interest bearing liabilities respectively, for the periods shown.

                                                                  Nine Months Ended September 30,
                                                                  -------------------------------
                                                            1999                                    1998
                                            -------------------------------------   -------------------------------------
                                             Average                    Average      Average                    Average
                                             Balance     Interest     Yield/Rate     Balance     Interest     Yield/Rate
                                            -------------------------------------   -------------------------------------
                                                                            (In Thousands)
Interest-earning assets:
    Interest bearing deposits               $       77   $        3          5.19%  $       48   $        2          5.56%
    Federal funds sold                           3,579          130          4.84%       4,548          193          5.66%
    Taxable investment securities               12,462          540          5.78%      11,696          526          6.00%
    Non taxable investment
    securities (2)                               9,678          346          7.22%       7,091          230          6.55%
    Loans (1)(2)                                29,663        2,099          9.43%      27,268        2,001          9.78%
                                            ----------   ----------   -----------   ----------   ----------   -----------
    Total interest-earning assets               55,459        3,118          7.50%      50,651        2,952          7.77%
                                                         ----------                              ----------
Noninterest-earning assets                       6,425                                   5,805
                                            ----------                              ----------
    Total assets                            $   61,884                              $   56,456
                                            ==========                              ==========
    Interest-bearing liabilities:
    Interest bearing demand                 $   12,052          248          2.74%  $   10,978          263          2.86%
    Money Market Accounts                        4,855           78          2.14%       4,909           62          2.25%
    Savings deposits                            10,901          203          2.48%       9,880          219          2.96%
    Time deposits                               17,944          675          5.02%      15,828          633          5.33%
    Repurchase agreements                        2,348           67          3.80%       1,554           54          4.63%
                                            ----------   ----------   -----------   ----------   ----------   -----------
    Total interest-bearing liabilities          48,100        1,271          3.52%      43,149        1,231          3.80%
                                                                                                 ----------
Noninterest-bearing liabilities                  8,747                                   8,885
Stockholders' equity                             5,037                                   4,422
                                            ----------                              ----------
    Total liabilities and
    stockholders' equity                    $   61,884                              $   56,456
                                            ==========                              ==========
Net earning assets                          $    7,359                              $    7,502
                                            ==========                              ==========
Net interest income                                      $    1,847                              $    1,721
                                                         ==========                              ==========
Net interest spread (3)                                                      3.97%                                   3.98%
                                                                      ===========                             ===========
Net interest margin (4)                                                      4.44%                                   4.53%
                                                                      ===========                             ===========

(1) For the purpose of these computations, non-accrual loans (if any) are included in the daily average loan amounts outstanding and interest on loans includes fee income.
(2) Yields are computed on a tax equivalent basis using a 34% federal income tax rate.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets on the average cost of interest-bearing liabilities.
(4) Net interest margin is calculated by dividing the difference between total interest earned and total paid by total interest earning assets.

Average Balances and Average Yields
-----------------------------------

The following table sets forth certain information relating to the Company's average balance sheets and statements of income for the twelve months ending 1998 and 1997, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of earning assets or interest bearing liabilities respectively, for the periods shown.

                                                                       For the Year Ended December 31,
                                                                       ------------------------------
                                                            1998                                    1997
                                            -------------------------------------   --------------------------------------
                                                                          Average                                  Average
                                             Average                       Yield/       Average                     Yield/
                                             Balance      Interest          Rate        Balance      Interest        Rate
                                            -------------------------------------   --------------------------------------
                                                (In Thousands)                             (In Thousands)
Interest-earning assets:
 Federal funds sold                         $    4,311   $      235          5.46%  $    2,493   $      137          5.51%
 Taxable investment securities                  11,215          693          6.18%       8,227          517          6.29%
 Non taxable investment
 securities (2)                                  7,154          530          7.40%       4,729          356          7.52%
 Loans (1)(2)                                   27,138        2,655          9.78%      25,394        2,507          9.87%
                                            ----------   ----------    ----------   ----------   ----------    ----------
 Total interest-earning assets                  49,818        4,113          8.26%      40,843        3,517          8.61%
                                                         ----------    ----------                ----------
Noninterest-earning assets                       5,339                                   4,772
                                            ----------                              ----------
 Total assets                               $   55,157                              $   45,615
                                            ==========                              ==========
Interest-bearing liabilities:
 Interest bearing demand                    $   10,418          291          2.80%  $    8,035          220          2.74%
 Money market accounts                           4,918          143          2.91%       4,938          147          2.99%
 Savings deposits                                9,810          287          2.92%       8,429          254          3.01%
 Time deposits                                  15,766          861          5.46%      12,845          684          5.32%
 Repurchase agreements                           1,278           56          4.42%         258           12          4.49%
 Other Borrowings                                  118            8          6.71%         224           15          6.72%
                                            ----------   ----------    ----------   ----------   ----------    ----------
 Total interest bearing liabilities             42,308        1,646          3.89%      34,729        1,332          3.84%
                                                         ----------                              ----------
Noninterest-bearing liabilities                  8,033                                   6,620
Stockholders' equity                             4,816                                   4,266
                                            ----------                              ----------
 Total liabilities and
 stockholders' equity                       $   55,157                              $   45,615
                                            ==========                              ==========
Net earning assets                          $    7,510                              $    6,113
                                            ==========                              ==========
Net interest income                                      $    2,467                              $    2,185
                                                         ==========                              ==========
Net interest spread (3)                                                      4.37%                                   4.78%
                                                                       ==========                              ==========
Not interest margin (4)                                                      4.95%                                   5.35%
                                                                       ==========                              ==========


(1) For the purpose of these computations, non-accrual loans (if any) are included in the daily average loan amounts outstanding and interest on loans includes fee income.
(2) Yields are computed on a tax equivalent basis using a 34% federal income tax rate.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets on the average cost of interest-bearing liabilities.
(4) Net interest margin is calculated by dividing the difference between total interest earned and total paid by total interest earning assets.

Rate/Volume Analysis
--------------------

Changes in net interest income are attributable to three factors: (1) a change in the volume of an interest-earning asset or interest-bearing liability, (2) a change in interest rates or, (3) a change attributable to a combination of changes in volume and rate. The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (a) changes in volume (changes in volume multiplied by the prior interest rate); and
(b) changes in rates (changes in interest rates multiplied by the prior average volume). The change in interest due to both rate and volume in the rate/volume analysis table have been allocated to changes due to rate and volume in proportion to the absolute amounts of the changes in each.

                                               Nine Months Ended September 30,                  Year Ended December 31
                                                       1999 vs. 1998                                 1998 vs. 1997
                                               ------------------------------                   ----------------------

                                                                           Total                                        Total
                                                                          Increase                                     Increase
                                             Volume         Rate         (Decrease)       Volume         Rate         (Decrease)
                                          -----------   ------------   -------------   ------------  ------------   -------------
                                                                                                     (In Thousands)
Interest-earning assets:
   Interest-bearing deposits              $        (1)  $          1   $           -   $          -  $          -   $           -
   Federal funds sold                             (29)           (33)            (62)            99            (1)             98
   Taxable investment securities                   26            (12)             14            185            (9)            176
   Nontaxable investment securities(1)             22             94             116            179            (5)            174
   Loans                                          137            (39)             98            170           (23)            147
                                          -----------   ------------   -------------   ------------  ------------   -------------


         Total interest-earning assets            155             11             166            633           (38)            595
                                          -----------   ------------   -------------   ------------  ------------   -------------
Interest-bearing liabilities:
   Interest-bearing demand deposits              (207)           213               6             67             5              72
   Money market deposits                           (1)            (4)             (5)             -            (4)             (4)
   Savings deposits                                28            (44)            (16)            39            (7)             32
   Time deposits                                  113            (71)             42            159            16             175
   Repurchase agreements                           16            ( 3)             13             45             -              45
                                          -----------   ------------   -------------   ------------  ------------   -------------
                                                  (51)            91              40            310            10             320
                                          -----------   ------------   -------------   ------------  ------------   -------------
   Total interest-bearing liabilities

Net change in net interest income         $       206   $        (80)  $         126   $        323  $        (48)  $         275
                                          ===========   ============   =============   ============  ============   =============

                                                        Year Ended December 31
                                                            1997 vs. 1996
                                                        ----------------------
                                                                                Total
                                                                               Increase
                                                  Volume          Rate        (Decrease)
                                               -----------     -----------    -----------
Interest-earning assets:
   Interest-bearing deposits                   $         -     $         -    $         -
   Federal funds sold                                  (19)              5            (14)
   Taxable investment securities                        36              14             50
   Nontaxable investment securities(1)                  93              (1)            92
   Loans                                               270              (9)           261
                                               -----------     -----------    -----------

         Total interest-earning assets                 380               9            389
                                               -----------     -----------    -----------
Interest-bearing liabilities:
 Interest-bearing demand deposits                       15              (3)            12
 Money market deposits                                   4              (2)             2
 Savings deposits                                       27               -             27
 Time deposits                                          57              (3)            54
 Repurchase agreements                                   -              11             11
                                               -----------     -----------    -----------
 Total interest-bearing liabilities                    103               3            106
                                               -----------     -----------    -----------
Net change in net interest income              $       277     $         6    $       283
                                               ===========     ===========    ===========


(1) Computed on a tax equivalent basis using a 34% federal income tax rate.

Comparison of Results of Operations for the Nine Months Ended September 30, 1999 and 1998.

Net income for the nine months ended September 30, 1999 and 1998 was $428,000 respectively. On a per share basis, net income for the 1999 period was $0.76 and $0.74 for basic and diluted shares, respectively. This compares to $0.76 and $0.75 for basic and diluted shares, respectively in 1998. While net income remained unchanged from 1998 to 1999, net interest income and noninterest income were up moderately in 1999. However these increases were offset by increases in noninterest expenses and provision for loan losses. Noninterest expenses were up mostly as a result of the Bank expanding its branch network through the addition of an in-store Wal-Mart office that occurred in late 1998 and the formation of a new non-bank subsidiary, Gateminder Corporation, in the second quarter of 1999.

Interest income on loans increased $98,000 or 4.9% for the nine months ended September 30, 1999 compared to the same prior year period. This increase was a result of a $2.4 million or 8.8% increase in the average loan balance outstanding during the 1999 period offset by a 33 basis point decrease on the yield earned.

Interest income on federal funds sold decreased $63,000 or 32.6% during the first nine months of 1999 when compared to the same prior year period. This decrease was a result of a $970,000 or 21.3% decrease in the average balance outstanding during the 1999 period as well as a decrease of 83 basis points in the yield earned.

Interest income earned on investment securities increased during the first nine months of 1999 by $130,000 or 17.2% from the same prior year period. This increase was a result of an increase of $2.4 million or 10.3% in the average balance outstanding as well as a slight increase in the yield earned on the investment portfolio.

Interest expense on deposits increased $27,000 or 2.3% in the first nine months of 1999 when compared to the same prior year period. This increase was due to an increase of $5.0 million or 11.5% in the average balance of deposits outstanding, offset by a decrease of 24 basis points in the rate paid on these funds.

Interest expense on repurchase agreements and other borrowings increased $13,000 or 24.1% for the nine months ended September 30, 1999 when compared to the same prior year period. This increase was due to an increase of $794,000 or 51.1% in the average balance of borrowed funds outstanding, offset by a decrease of 32 basis points in the rate paid on these funds.

Net interest income is the amount that interest income generated by earning assets, including securities and loans, exceeds interest expense associated with interest-bearing liabilities, including deposits and borrowed funds. Net interest income for the nine month period ended September 30, 1999 totaled $1,847,000, an increase of $126,000, or 7.3%, over the same prior year period. The increase in net interest income was the result of an increase in the Company's average earning assets offset by lesser increases in the average balance and cost of funds on interest-bearing liabilities.

The provision for loan losses charged to operations in the first nine months of 1999 was $56,000, an increase of $15,000 or 36.6% from the prior year period. The amount of the provision for both periods was based on such factors as the credit risks inherent in the loan portfolio, increase in the balance of the loan portfolio outstanding and Management's ongoing analysis of the adequacy of the allowance for loan losses.

Total noninterest income increased $51,000 or 14.5% in the first nine months of 1999 compared to the same prior year period. Other income increased $7,000 or 5.4%. Service fees on deposit accounts increased $44,000 or 19.6% relating to an increase in the number of deposit accounts serviced by the bank and to a lesser extent, an overall increase in service related fees charged to customers.

Total salary and employee benefits increased $109,000 or 15.0% during the nine months ended September 30, 1999. Salaries and wages increased primarily due to the hiring of additional personnel throughout the past twelve months ended September 30, 1999, and to a lesser extent, normal merit increases relating to existing employees. Total full-time equivalent employees increased by 11.9% from September 30, 1998 to September 30, 1999 as a result of increased staffing level needs. Employee benefit costs were also up in the first nine months of 1999 with much of the increase stemming from increased health insurance costs.

Net occupancy expense increased $50,000 or 34.3% in the first nine months of 1999 primarily as a result of the addition of the Wal-Mart in-store branch, expansion of the main office facility and an overall general increase in occupancy costs.

Furniture and equipment expense increased $9,000 or 7.4% in the first nine months of 1999 when compared to the same prior year period. This increase is attributable to increases in capital investments relating to new equipment and furniture, resulting in higher depreciation costs.

Other expenses increased $22,000 or 4.3%, in the first nine months of 1999 due to increases in overall general and administrative expenses such as, stationery and printing, postage and telephone costs and MAC expenses.

The provision for income tax was $72,000 for the first nine months of 1999 Compared to $100,000 in the same prior year period. This represents a decrease of $28,000 and is due to a decrease in taxable income.

Comparison of Results of Operations for the Years Ended December 31, 1998 and
1997

The Company's 1998 net income was $547,911, increasing $22,856, or 4.4%, from 1997's net income of $525,055. On a per share basis net income for 1998 was $1.21 and $1.20 reflected on a basic and diluted earnings per share basis, respectively. This compares to 1997's net income per share of $1.16 (for basic and diluted). Average shares outstanding, which are used to calculate net income on a per share basis, increased by 10% in 1998 as a result of Tri-State paying a stock dividend to shareholders in June of 1998. The increase in net income for 1998 was achieved through strong increases in net interest income and noninterest income, offset by increases in noninterest expenses.

Interest income on loans increased $149,000 or 5.9% during 1998 when compared to 1997. This increase was a result of a $1,745,000 or 6.9% increase in the average loan balance outstanding during the 1998 period offset by a decrease of 9 basis points on the yield earned.

Interest income on federal funds sold increased $98,000 or 72.9% during 1998 when compared to 1997. This increase was a result of a $1,817,000 or 72.9% increase in the average balance outstanding during the 1998 period offset by a decrease on the yield earned.

Interest income earned on investment securities increased in 1998 by $291,000 or 38.7% from 1997. This increase was a result of an increase of $5,413,000 or 41.8% in the average balance outstanding offset by a decrease in the yield earned on the investment portfolio.

Interest expense on deposits for 1998 increased $276,000 or 21.2% over 1997's interest expense due to a $6,665,000 or 19.5% increase in total average interest-bearing deposits outstanding in 1998 as well as an increase in the cost of funds paid on these deposits during the same period.

Interest expense on repurchase agreements and other borrowings increased $38,000 or 141.2% in 1998 when compared to 1997. This increase was due to an increase of $914,000 or 189.5% in the average balance of borrowed funds outstanding, offset by a decrease in the rate paid on these funds.

Net interest income for 1998 totaled $2,287,000, an increase of $223,000, or 10.8%, over 1997. The increase in net interest income was the result of an increase in Tri-State's average earning assets offset by a slight decrease on the yield earned on these assets, offset by lessor increases in the average balance and cost of funds on interest-bearing liabilities.

Interest on loans to and investments in securities of states and political subdivisions are not fully subject to federal income tax. As such, the pretax yields stated on these assets are lower than taxable assets of similar risk and maturity. Therefore, it is also meaningful to analyze net interest income on a tax equivalent basis. The tax equivalent adjustment is based on the federal corporate income tax rate of 34%. Net interest income on a tax equivalent basis increased $282,000, or 12.9%, in 1998.

Net interest margin is equal to net interest income on a tax equivalent basis divided by average earning assets. It is affected by changes in the level of earning assets, the proportion of earning assets funded by noninterest-bearing liabilities and interest rate spread. The table that follows illustrates that the net interest margin was 4.95% in 1998 compared to 5.35% in 1997. The decrease of 40 basis points in the net interest margin was mostly attributable to an overall lower rate earned on total interest-earning assets and a slightly higher cost of funds on interest-bearing liabilities.

The provision for loan losses charged to operations in 1998 and 1997 was $54,000. Actual losses, net of recoveries, were $23,000 in 1998, and $35,000 in 1997. Net charge-offs as a percentage of the balance of the allowance for loan losses at the beginning of the year was 7.5% and 12.2% in 1998 and 1997, respectively. The amount of the provision for both periods was based on such factors as the increase in the balance of the loan portfolio outstanding and Management's ongoing analysis of the adequacy of the allowance for loan losses.

Total noninterest income increased $136,000 or 38.6% in 1998 compared to 1997. Other income increased $73,000 or 68.2% in 1998 and was attributable to an increase in ATM-related fees, an increase in insurance commissions and an overall increase in other related service fees. Service fees on deposit accounts increased $54,000 or 21.6% which was related to the increase in the number of deposit accounts serviced by the bank. Net gains or (losses) from the sale of securities increased in 1998 as a result of the sale of $600,000 in investment securities available for sale at a gross gain of $6,000 compared to a gross loss of $3,000 from the sale of $348,000 securities in 1997.

Total salary and employee benefits increased $213,000 or 28.0% in 1998. Salaries and wages increased $180,000 or 27.2% primarily due to the hiring of additional personnel throughout 1998, and to a lessor extent, normal merit increases relating to existing employees. Total full-time equivalent employees increased 17% in 1998 as a result of increased staffing level needs and the opening of the new Wal-Mart in-store branch. Total employee benefit costs also increased in 1998 with much of the increase stemming from increased health insurance costs.

Net occupancy expense increased $32,000 or 17.9% in 1998 and was primarily associated with the addition of the Wal-Mart in-store branch office as well as an overall general increase in occupancy costs.

Furniture and equipment expense increased $32,000 or 23.6% from 1997 to 1998. This increase is attributable to increases in capital investments relating to new equipment and furniture and resulted in higher depreciation costs. In addition, the Bank opened the Wal-Mart in-store branch office during 1998, also increasing furniture and equipment costs. Other expenses increased $96,000 or 15.6%, in 1998 which was due to increases in overall general and administrative expenses such as, stationery and printing, postage and telephone costs, accounting and exam related fees and MAC expenses.

The provision for income tax was $115,000 in 1998 compared to $151,000 in 1997. This represents a decrease of $36,000 or 23.8% and is due to an increase in tax exempt income, offset by an overall decrease in taxable income.

Liquidity

The liquidity of a banking institution reflects its ability to provide funds to meet loan requests, to accommodate the possible outflows of deposits and to take advantage of interest rate market opportunities. It requires continuous analysis by management in order to match the maturities of short-term loans and investments with the various types of deposits and borrowings. Bank liquidity is normally considered in terms of the nature and the mix of the Bank's sources and uses of funds.

The Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and mortgage-backed securities and interest payments and maturities on investment securities. While scheduled principal repayments on loans and mortgage-backed securities and interest payments on investment securities are a relatively predictable source of funds, deposit outflows and mortgage-backed prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

Management is not aware of any known trends, events or uncertainties that would have a material effect on the liquidity, capital resources or operations of the Corporation. Management is not aware of any current recommendations by the regulatory authorities, which, if implemented, would have a material effect on the liquidity, capital resources or operations of the Company.

Impact of Inflation and Changing Prices

The financial statements and related data have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without consideration for changes in the relative purchasing power of money over time caused by inflation.

The effects of inflation on the local economy and Tri-State's operating results have been relatively modest for the past several years. However, unlike industrial companies, nearly all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods or services, since such goods and services are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of the acceptable performance levels.

Lending Activities

The Bank's lending policy requires the application and satisfaction of certain underwriting standards prior to funding any loan, among which are documentation requirements to include credit and collateral value analysis. Credit qualification entails evaluation of business cash flows or consumer income available to service debt payments. Secondary sources of repayment, including collateral and guarantees, may be requested as well. Lending opportunities typically are restricted to the market areas the Bank's branches serve.

The Bank's lending strategy has historically focused on the origination and retention of a mixture in its portfolio of commercial loans, one - to - four family mortgage loans and, to a lesser extent, working capital loans in the form of credit lines and term notes, personal loans, and home equity loans. Commercial real estate loans are granted for the acquisition or improvement of real property. Generally, commercial real estate loans do not exceed 70% of the appraised value of the property pledged to secure the transaction. With repayment typically contingent upon successful operation of the subject real estate, this is carefully scrutinized prior to approval.

Real estate construction loans are granted for the purpose of construction improvements to real property, both commercial and residential. Real estate loans secured by one - to - four family residential housing properties are granted subject to statutory limits regarding the maximum percentage of appraised value of the mortgaged property. Residential loan terms are normally established based upon factors such as interest rates in general, the supply of money available to the Bank and the demand for such loans.

Consumer loans represent the extension of financing to customers for personal expenditures or household purposes. Creditworthiness is evaluated on the basis of projected repayment capacity as well as credit history. Such loans are granted in the form of installment or revolving transactions.

At September 30, 1999, the Bank's loan portfolio totaled $30.7 million of which $15.1 million or 49.2% was residential real estate mortgage loans, and $6.6 million or 21.4% of total loans were commercial and agricultural, and $4.6 million or 15.0% were consumer loans. Commercial real estate mortgages comprised $4.0 million or 13.0% of the portfolio, while real estate construction loans totaled $467,000 or 1.5%.

The following table sets forth the composition of the loan portfolio by type of loan at the dates indicated.


                                         At September 30,                        At December 31,
                                                                -----------------------------------------------
                                              1999                        1998                     1997
                                       --------------------     ----------------------     --------------------
                                         Amount    Percent         Amount      Percent       Amount    Percent
                                       --------------------     ----------------------     --------------------
                                                                  (Dollars in Thousands)
Commercial and agricultural            $  6,562     21.37%      $    4,444     15.34%      $  5,639     21.65%

Real estate mortgages:

   Construction                             467      1.52%               -         -              -         -

   Residential                           15,103     49.17%          13,559     46.80%        12,192     46.81%

   Commercial                             3,988     12.98%           6,772     23.37%         4,477     17.19%

Consumer Loans                            4,596     14.96%           4,199     14.49%         3,737     14.35%
                                       ------------------       --------------------       ------------------
   Total                                 30,716    100.00%          28,974    100.00%        26,045    100.00%
                                                   ======                     ======                   ======
Less:

Net deferred loan
origination fees
and costs                                    37                         35                       32

Allowance for
possible loan losses                        351                        340                      309
                                       --------                 ----------                 --------
Net loans                              $ 30,328                 $   28,599                 $ 25,704
                                       ========                 ==========                 ========

Non-Performing Assets

Non-performing assets include non - performing loans and other real estate owned. The Bank's non-performing assets, do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources. Impaired loans are commercial and commercial realestate loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Bank evaluates such loans for impairment individually and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Bank may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include changes in repayment capacity, payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected future cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired.
Management determines the significance of payment delays on a case - by - case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

On September 30, 1999, non-performing loans, which are comprised of commercial, mortgage and consumer loans contractually past due 90 days or more as to interest or principal payments but not on nonaccrual status because of collateral considerations or collection status, and nonaccrual commercial loan types which are not considered impaired, amounted to $116,000, a decrease of $63,000 or 35.2% from December 31, 1998. This decrease was a result of a decrease in loans past due 90 days or more resulting from ongoing collection efforts. At September 30, 1999, loans past due 90 days or more consisted of five separate loans, four of which are secured by residential real estate and are considered by management to be adequately secured. There were no impaired loans at September 30, 1999.

In September 1999, the Bank transferred a $27,000 loan balance that was past due 90 days or more, to real estate owned. The loan was secured by residential real estate which the Bank acquired through Sheriff's sale in September, 1999. The Bank intends to liquidate this asset in an orderly manner and anticipates no losses to be incurred.

The following table sets forth information regarding non-performing assets:

                                        Nine Months Ended       Year Ended
                                          September 30,        At December 31,
                                        -----------------     ----------------
                                        1999         1998     1998        1997
                                       ------      ------     ------    ------
                                                (Dollars In Thousands)
Loans past due 90 days or more
  and still accruing interest          $  116      $  249     $  179    $  102
Nonaccrual loans                            -           -          -         -
Impaired loans                              -           -          -         -
                                       =======     ======     ======    ======
Total non-performing loans                116         249        179       102

Other real estate owned                    21           -          -         -
                                       =======     ======     ======    ======
Total non-performing assets            $  137      $  249     $  179    $  102
                                       =======     ======     ======    ======
Non-performing loans as a
      percentage of total loans          0.38%       0.89%      0.62%     0.39%

Non-performing assets as a percentage
      of total assets                    0.22%       0.44%      0.31%     0.21%

Non-performing assets as a percentage
      of allowance for loan losses       39.0%       78.4%      52.7%     33.0%

Allowance for Loan Losses

The possibility of loan losses is one of the inherent risks associated with lending. Management realizes, and experience indicates, that losses may exist at any point in time in the loan portfolio. As a result, periodic provisions are made to the allowance for loan losses each year and charged to expense. Such provisions are made to maintain the allowance at a level sufficient to recognize this inherent risk.

The current expense reflecting expected credit losses is referred to as the provision for loan losses on the consolidated statements of income. Actual losses on loans are charged against the allowance for loan losses, which is a reserve built up on the consolidated balance sheet. The Company's policy is to charge-off loans when, in Management's opinion, the collection of loan principal is in doubt. All loans charged-off are subject to continuous review and concerted efforts are made to maximize the recovery of charged-off loans.

The Bank monitors its loan portfolio on a monthly basis, taking into consideration the status of potential problem loans and non - performing assets, as well as trends in delinquencies. Management's determination of the adequacy of the allowance for loan losses is based on periodic evaluations of the credit portfolio and other relevant factors. In addition to the estimate of the amounts and timing of expected future cash flows on impaired loans, other components of the allowance for loan losses include estimates for loan losses associated within the commercial, consumer and real estate mortgage portfolios, general amounts for historical loss experience, uncertainties in estimating losses, Year 2000 issues and inherent risks in the various credit portfolios.

The following table illustrates the activity in the allowance for loan losses:

                                   Nine Months Ended      Year Ended
                                     September 30,       At December 31,
                                   -----------------   ------------------
                                   1999         1998   1998          1997
                                   -----------------   ------------------
                                               (Dollars in Thousands)
Balance, January 1                  $ 340     $ 309    $ 309        $ 290
Charge - offs,
   Commercial and agricultural          -         -        -            -
   Real estate mortgages                7         5        5            -
   Consumer                            50        32       33           47
                                    -----     -----    -----        -----

Total charge - offs                    57        37       38           47
                                    -----     -----    -----        -----

Loan recoveries;
   Commercial and agricultural          -         -        -            -
   Real estate mortgages                5         -        -            -
   Consumer                             7        13       15           12
                                    -----     -----    -----        -----

Total loan recoveries                  12        13       15           12
                                    -----     -----    -----        -----

Net charge - offs                      45        24       23           35
                                    -----     -----    -----        -----

Provision charged to operations        56        41       54           54
                                    -----     -----    -----        -----

Balance at period end               $ 351     $ 326    $ 340        $ 309
                                    =====     =====    =====        =====

Net charge - offs as a percent
   of average loans                  0.15%     0.09%    0.08%        0.14%

The following table provides a breakdown of the allowance for loan losses for the periods indicated:

                                At September 30,                      At December 31,
                                                         ----------------------------------------------
                                      1999                    1998                    1997
                               ----------------------    --------------------    ----------------------
                                         % of Loans               % of Loans               % of Loans
                                          to Total                 to Total                  to Total
                               Amount       Loans         Amount      Loans       Amount        Loans
                               ----------------------    --------------------    ----------------------
                                                        (Dollars in Thousands)
Commercial and agricultural      $ 25       21.37%         $ 36       15.34%      $ 33       21.65%
Real estate mortgages:
   Construction                     6        1.52%            -           -          -
   Residential                     72       49.17%           85       46.80%        78       46.81%
   Commercial                      48       12.98%           44       23.37%        24       17.19%
Consumer                           87       14.96%           90       14.49%        96       14.35%
                                           ------                    ------                 ------
Unallocated                       113                        85                     78
                                 ----                      ----                   ----
   Total                         $351      100.00%         $340      100.00%      $309      100.00%
                                 ====      ======          ====      ======       ====      ======

The Company believes that the allowance for loan losses at September 30, 1999 of $351,000 is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that the Company will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at September 30, 1999.

Investment Portfolio

Income from investing activities provides a significant portion of the Bank's total income. The Bank maintains an investment portfolio of securities such as U.S. Government and agency securities, state and municipal debt obligations, and to a lesser extent, mortgage-backed securities. Management generally maintains an investment portfolio with relatively short maturities to minimize overall interest rate risk.

Investment decisions are made within policy guidelines established by the Board of Directors. This policy is aimed at maintaining a diversified investment portfolio, which complements the overall asset/liability and liquidity objectives of the Bank, while limiting the related credit risk to an acceptable level.

The following table sets forth the carrying value of the Bank's investment portfolio including equity securities at the dates indicated.

                                        At September 30,                           At December 31,
                                                                     ------------------------------------------
                                             1999                         1998                         1997
                                  -------------------------         --------------------------------------------
                                   Available      Held to       Available      Held to       Available      Held to
                                   for Sale       Maturity      for Sale       Maturity      for Sale       Maturity
                                 -------------  ------------  -------------  ------------  -------------  ------------
U.S. Treasury securities and
other Government agency
securities                       $      11,842  $          -  $      11,852  $          -  $       8,565  $          -

Obligations of states and
political subdivisions                   8,813         1,499          7,513         1,499          4,069         1,599

Mortgage-backed securities                 269           154            356           201            231           298

Equity securities                          266             -            237             -            223             -
                                 -------------  ------------  -------------  ------------  -------------  ------------

                                 $      21,190  $      1,653  $      19,958  $      1,700  $      13,088  $      1,897
                                 =============  ============  =============  ============  =============  ============

The following table sets forth certain information regarding the carrying values, weighted average yields, and contractual maturities of the Bank's investment securities portfolio at September 30, 1999, exclusive of investments in equity securities of the Federal Reserve and Federal Home Loan Banks.

                                                After One Year But  After Five Years But
                             Within One Year    Within Five Years     Within Ten Years     After Ten Years          Total
                           ------------------ --------------------- -------------------- -------------------  ------------------
                             Amount   Yield      Amount   Yield        Amount   Yield       Amount   Yield      Amount   Yield
                           ------------------ --------------------- -------------------- -------------------  ------------------
AVAILABLE FOR SALE

U.S. Treasury securities
and other U.S. Government
agency securities            $2,894    5.12%     $7,536    5.91%       $1,412    6.30%      $   --      --%    $11,842    5.76%

Obligations of states and
political subdivisions           --      --       1,896    6.14         6,005    4.95          912    5.21       8,813    5.23

Mortgage-backed
securities                       --      --          --      --           188    6.00           81    6.48         269    6.14
                             ------    ----      ------    ----        ------    ----       ------    ----     -------    ----
   Total                     $2,894    5.12%     $9,432    5.96%       $7,605    5.23%      $  993    5.32%    $20,924    5.55%
                             ======    ====      ======    ====        ======    ====       ======    ====     =======    ====
HELD TO MATURITY
Obligations of states and
political subdivisions       $  181    6.24%     $  507    4.96%       $  811    5.17%      $   --      --%    $ 1,499    5.23%

Mortgage-backed
securities                       --      --         122    6.51            --      --           32    8.68         154    6.96
                             ------    ----      ------    ----        ------    ----       ------    ----     -------    ----

   Total                     $  181    6.24%     $  629    5.26%       $  811    5.17%      $   32    8.68%    $ 1,653    5.39%
                             ======    ====      ======    ====        ======    ====       ======    ====     =======    ====

Sources of Funds

Deposits are the primary source of the Bank's funds for lending and investing activities. Secondary sources are derived from principal and interest payments on loans and mortgage-backed securities and interest payments and maturities on investment securities, repurchase agreements and borrowings with the Federal Home Loan Bank of Cincinnati ("FHLB"). While scheduled principal repayments on loans and mortgage-backed securities and interest payments on investment securities are a relatively predictable source of funds, deposit outflows and mortgage-backed prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

The Bank offers a wide variety of retail deposit account products to both consumer and commercial deposit customers. Time deposits, consisting principally of retail fixed-rate certificates of deposit, represent approximately 34% of the deposit portfolio at September 30, 1999. Core deposits considered to be noninterest bearing and interest bearing demand deposit accounts, savings deposits, and money market accounts accounted for 66% of the deposit portfolio at September 30, 1999.

The Bank intends to continue to emphasize retail deposit accounts as its primary source of funds. Deposit products are promoted through advertising in the Bank's local market area. The Bank does not broker certificates of deposits. The Bank's market strategy is based on its reputation as a community bank that provides quality products and personal customer service.

The Bank pays interest rates on its interest bearing deposit products that are competitive with rates offered by other financial institutions in its market area. Interest rates on deposits are reviewed weekly by management considering a number of factors including (1) the Bank's internal cost of funds; (2) rates offered by competing financial institutions; (3) investing and lending opportunities; and (4) the Bank's liquidity position.

The following table sets forth the types of deposits at the periods indicated.

                                       At September 30,                          At December 31,
                                   -----------------------     -------------------------------------------------
                                            1999                      1998                          1997
                                   -----------------------     --------------------          -------------------
                                     Average                    Average                       Average
                                     Balance        Rate        Balance      Rate             Balance      Rate
                                   ----------     --------     ---------   --------          ---------    ------
                                                                   (in thousands)
  Noninterest-bearing demand         $ 7,839         --         $ 7,155        --             $ 6,300         --
  Interest bearing demand             12,052       2.25%         10,418      2.25%              8,073       2.75%
  Savings                             10,901       2.50           9,810      2.50               8,492       2.99
  Money market                         4,855       2.75           4,918      2.75               4,946       2.99
  Certificates of deposit             17,944       4.89          15,766      5.29              12,921       5.37
                                   ----------                  ---------                     ---------

Total                                $53,591                    $48,067                       $40,732
                                   ==========                  =========                     =========

The Bank offers certificates of deposits in denominations of $100,000 or more. These accounts totaled $5.3 million at September 30, 1999. The following table sets forth the remaining maturity of time certificates of deposits in denominations of $100,000 or more.

                                     September 30,
                                         1999
                                  ------------------
                                    (In thousands)

3 months or less                    $2,320
Over 3 months through 6 months       1,968
Over 6 months through 12 months        818
Over 12 months                         232

                                   ---------
                                    $5,338
                                   =========

At September 30, 1999 other borrowings consisted solely of securities sold under repurchase agreements, which are agreements with "in-market" customers of the bank that are collateralized by various securities and upon maturity, returned back to the Bank. The Bank also has ready access to funds through credit facilities made available by the FHLB.

The outstanding balances and related information for securities sold under agreement to repurchase is summarized as follows:

                                                                                               December
                                            September 30,               -----------------------------------------------------
                                               1999                               1998                          1997
                                       -----------------------          ----------------------        -----------------------

                                         Amount         Rate              Amount         Rate            Amount         Rate
                                       ---------      --------          ----------      ------        ----------       ------
  Balance at period end                $2,245,000       3.96%           $1,500,000      3.64%           $500,000        4.49%

  Average balance outstanding
  during the period                     2,348,000       3.80%            1,278,461      4.42%            258,064        4.51%

  Maximum amount outstanding
  at any month                          2,735,190          -             1,500,000         -             500,000           -

Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

                            SELECTED FINANCIAL DATA

     The following tables set forth certain information concerning the consolidated position and certain performance ratios of the Company and its subsidiaries at the date indicated:

                                               At or for the
                                                Nine Months
                                                  Ended                         At or for the Year Ended December 31,
                                               -------------      ---------------------------------------------------------------
                                               September 30,
                                                   1999               1998         1997         1996         1995         1994
                                               -------------      -----------  -----------  -----------  -----------  -----------
                                                                        (Dollars in Thousands, Except Per Share Information)
Balance Sheet Data
------------------
Assets                                             $ 62,992       $ 58,303     $ 48,326     $ 43,175     $ 38,636         $ 34,915
Investment securities                                22,843         21,657       14,985       12,187       10,477            9,840
Loans                                                30,679         28,939       26,012       24,052       22,117           19,048
Allowance for loan losses                               351            340          309          290          266              233
Deposits                                             55,420         51,349       42,904       38,690       34,358           31,111
Other borrowings                                          -             67          177          279          375              115
Stockholder's equity                                  5,054          5,078        4,515        4,036        3,686            3,225

Summary of Operations
---------------------
Interest income                                    $  3,118       $  3,933     $  3,396     $  3,039     $  2,704         $  2,274
Interest expense                                      1,271          1,646        1,332        1,223        1,043              825
                                                  ---------       --------     --------     --------     --------         --------
Net interest income                                   1,847          2,287        2,064        1,816        1,661            1,449
Provision for loan losses                                56             54           54           49           68               50
                                                  ---------       --------     --------     --------     --------         --------
Net interest income after
   provision for loan losses                          1,791          2,233        2,010        1,767        1,593            1,399
Other operating income                                  404            487          351          349          309              248
Other operating expense                               1,695          2,057        1,685        1,485        1,355            1,290
                                                  ---------       --------     --------     --------     --------         --------
Income before income taxes                              500            663          676          631          547              357
Income taxes                                             72            115          151          161          145               75
                                                  ---------       --------     --------     --------     --------         --------
Net income                                         $    428       $    548     $    525     $    470     $    402         $    282
                                                  =========       ========     ========     ========     ========         ========
Per Share Data (1)
------------------
Basic Earnings                                     $   0.76       $   0.97     $   0.93     $   0.83     $   0.71         $   0.50
Diluted earnings                                       0.74           0.96         0.93         0.83         0.71             0.50
Cash dividends declared                                0.12           0.23         0.21         0.18         0.18             0.16
Book value                                             8.93           8.97         7.98         7.13         6.51             5.70
Average shares outstanding                          566,186        564,836      564,836      564,836      564,836          564,836

Market Information (1)
----------------------
High                                               $  27.00       $  26.40     $  15.84     $  12.24     $  11.43         $   6.84
Low                                                   23.25          20.80        11.52        10.80         7.47             6.66
At period end                                         27.00          26.40        15.84        12.24        11.43             6.84

Selected Financial Ratios
-------------------------
Return on average assets                               0.92%          0.99%        1.15%        1.14%        1.12%            0.87%
Return on average equity                              11.33          11.38        12.31        12.21        11.54             8.79
Average equity to average assets                       8.14           8.73         9.35         9.33         9.63             9.94
Equity to assets at end of period                      8.02           8.71         9.34         9.35         9.54             9.24
Non-performing assets to total assets                  0.22           0.30         0.21         0.80         1.11             0.74
Non-performing loans to total loans                    0.38           0.59         0.39         1.44         1.44             0.76


  (1) Adjusted for 5-for-4 stock split effective August 25, 1999, a 10% stock dividend effective June 26, 1998 and 2-for-1 stock splits effective July 9, 1997 and February 22, 1995

                          SUPERVISION AND REGULATION

The following is a summary of certain statutes and regulations affecting us. This summary is qualified in its entirety by such statutes and regulations.

The Company

We are a registered bank holding company under the Bank Holding Company Act of 1956 (the "Banking Act") as amended, and as such are subject to regulation by the Federal Reserve Board ("FRB"). A bank holding company is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the FRB.

The Banking Act requires every bank holding company to obtain the prior approval of the FRB before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent (5%) of the voting shares of such bank or bank holding company. The Banking Act currently permits bank holding companies from any state to acquire banks and bank holding companies in any other state, subject to certain conditions, including certain nationwide and state-imposed concentration limits. Bank holding companies have the ability, subject to certain restrictions, including state opt-out provisions, to acquire by acquisition or merger branches outside their home state. The establishment of new interstate branches also is possible in those states that expressly permit it. Competition may increase further as banks branch across state lines and enter new markets.

The Banking Act does not place territorial restrictions on the activities of nonbank subsidiaries of a bank holding company.

In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the FRB considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, such as overconcentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

Bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

In addition, bank holding companies and their subsidiaries are prohibited from engaging in certain "tie in" arrangements in connection with any extensions of credit, leases, sales of property, or furnishing of services.

In accordance with FRB policy, Tri-State will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which Tri-State might not otherwise do so. Under the Banking Act, the FRB may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the FRB's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

Bank

The Bank is a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency ("OCC"). Deposits in the bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

The OCC and the FDIC regulate or monitor virtually all areas of the bank's operations, including

 .      security devices and procedures,
 .      adequacy of capitalization and loss reserves,
 .      loans,
 .      investments,
 .      borrowings,
 .      deposits,
 .      mergers,
 .      issuances of securities,
 .      payment of dividends,
 .      interest rates payable on deposits,
 .      interest rates or fees chargeable on loans,
 .      establishment of branches,
 .      corporate reorganizations,
 .      maintenance of books and records, and
 .      adequacy of staff training to carry on safe lending and deposit gathering practices.

The OCC requires the Bank to maintain certain capital ratios and imposes limitations on the Bank's aggregate investment in real estate, bank premises, and furniture and fixtures and to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

 .      internal controls,
 .      information systems and audit systems,
 .      loan documentation,
 .      credit underwriting,
 .      interest rate risk exposure, and
 .      asset quality.

National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the OCC or the FRB to be troubled institutions must give the OCC or the FRB thirty days prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the OCC or the FRB, as the case may be, may approve or disapprove any such appointment.

Deposit Insurance.

The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually to $00 per $100, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the bank's cost of funds, and there can be no assurance that such cost can be passed on to the bank's customers.

Transactions With Affiliates and Insiders.

The bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the Bank's capital and surplus and, as to all affiliates combined, to 20% of the Bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Dividends.

The Bank is subject to a dividend restriction that generally limits the amount of dividends that can be paid by a national bank. Prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits, as defined for the year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus.

Branching.

National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Ohio law, the Bank may open branch offices throughout Ohio with the prior approval of the OCC. In addition, with prior regulatory approval, the Bank will be able to acquire existing banking operations in Ohio. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

Community Reinvestment Act.

The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the FRB, the FDIC, or the OCC, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the Bank.

Other Regulations.

Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as:

 .      the Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

 .      the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

 .      the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

 .      the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

 .      the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

 .      the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank also are subject to:

 .      the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

 .      the Electronic Funds Transfer Act and Regulation E issued by the Federal
       Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital

The FRB, OCC, and FDIC require banks and holding companies to maintain minimum capital ratios.

The banking regulatory agencies have adopted risk-based capital guidelines. These ratios involve a mathematical process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against our capital base. The rules set the minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) at 8%. At least half of the total capital is to be composed of common equity, retained earnings, and a limited amount of perpetual preferred stock less certain goodwill items ("Tier 1 Capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, or a limited amount of loan loss reserves. At September 30, 1999, the Company's risk-adjusted Tier 1 Capital and total capital, as defined by the regulatory agencies were 16.5% and 17.6% of risk-weighted assets, respectively.

At September 30, 1999, the Bank's risk-adjusted Tier 1 Capital and total capital, as defined by the regulatory agencies were 16.2% and 17.3% of risk-weighted assets, respectively.

In addition, banking regulatory agencies have adopted leverage capital guidelines for banks and bank holding companies. Under these guidelines, banks and bank holding companies must maintain a minimum ratio of three percent (3%) Tier 1 to total assets. As of September 30, 1999, the Company's core leverage ratio was 8.4%, well above the regulatory minimum. As of September 30, 1999, the Bank's core leverage ratio was 8.3%, well above the regulatory minimum.

Regulatory authorities may increase such minimum requirements for all banks and bank holding companies or for specified banks or bank holding companies. Increases in the minimum required ratios could adversely affect us, including our ability to pay dividends.

Government Policies and Legislation

The policies of regulatory authorities, including the FRS, OCC and the FDIC, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the FRS is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

The United States Congress has periodically considered and adopted legislation which has resulted in further deregulation of both banks and other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be adopted or as to the effect such legislation would have on our business.

Year 2000

As a holding company owning a financial institution, Tri-State is highly dependent upon computers and computer programs and the accuracy of these computer programs is critical to Tri-State's operations. The approach of the year 2000 presents the possibility that the Bank or its customers, suppliers or correspondent banks may be subject to errors caused by computer programs not correctly recognizing the year 2000 and making inaccurate calculations.

The Company has been actively working on the Year 2000 computer problem since 1997 and has completed a comprehensive plan of action addressing system-related Year 2000 issues. The Company has completed its awareness, assessment, renovation, validation, implementation, and testing phases: the results of which reflect the Company's internal systems to be Year 2000 ready. FFIEC's guidelines have been followed, customer relations training has been achieved, and the Company is actively involved in the final stages of contingency planning training sessions.

Many of the Company's business system applications have either been modified or replaced. The Company in conjunction with its vendors, has tested all of its mission critical systems and has required representations from its vendors that the products are or will be Year 2000 compliant. Both internal and external resources were utilized in completing the Company's testing objectives.
Internal tests have been completed, and test results, which have been documented and validated, are deemed to be year 2000 compliant.

The Company has established a contingency and business resumption plan in the unlikely event that the systems tested do not, in fact, operate properly when the year 2000 does arrive. The business resumption plan focuses on steps needed to maintain the Bank's customer accounts, deposit and loans, as well as accounting systems on a manual basis, if needed, to ensure business continuation while systems are being corrected.

The ability of the Bank's loan customers to repay their obligations could also be affected by business interruptions caused by Year 2000 data processing problems. The Bank has established and put into place an ongoing monitoring system to assess its largest borrowers and their Year 2000 readiness in relation to their ability to repay their obligations to the Bank.

Much attention has also been given to the Bank's deposit customers, as they may believe they need additional cash on hand in the latter part of 1999. In response to anticipated cash demands, which are not expected to be material, the Company will maintain higher liquidity levels in the latter part of 1999.

The Company believes that the Year 2000 issue will not pose significant operational problems and is not anticipated to be material to its financial position or results of operations. The Company currently believes that all major capital and operating expenditures relating to Year 2000 have been incurred and totaled approximately $40,000 net of taxes. The Company does not anticipate any significant additional costs to insure its readiness for the Year 2000 having regularly scheduled software and hardware upgrades.

                                INDEMNIFICATION

Our Code of Regulations provide for the indemnification of officers, directors, employees and agents to the fullest extent permitted by Ohio law. Ohio law provides for indemnification in both derivative and nonderivative actions.

Ohio law generally provides for the payment of expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitees provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding if he had no reasonable cause to believe his conduct was unlawful.

However, in derivative suits, if the suit is lost, no indemnification is permitted in respect of any claim, issue or matter as to which the prospective indemnitee is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation and then only if, and only to the extent that, a court of competent jurisdiction determines upon view of all the circumstances of the case, the prospective indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Further, this indemnity in derivative suits is limited to expenses incurred in defending the suit, not the amount of any judgment, fine or other penalty levied against the prospective indemnitee. Finally, no indemnification may be provided in any action or suit in which the only liability asserted against a director is pursuant to a statutory provision outlawing loans, dividends, and distribution of assets under certain circumstances.

Our Code of Regulations provides that we shall indemnify our past and present directors if Tri-State determines that such indemnification is proper in the circumstances because the indemnified person has met the applicable standard of conduct as set forth in the Ohio General Corporation Law. Such determination may be made by either:

     (1)   a majority of a quorum of directors not party to the proceedings; or

     (2) if such quorum is not obtainable, or if the majority vote described in (1) above so directs, in a written opinion by independent legal counsel; or

     (3)   by the shareholders; or

     (4)   by the court in which such proceeding was brought.

The provisions regarding indemnification may not be applicable under certain federal banking and securities laws and regulations.

The indemnification provisions of our Code of Regulations, in conjunction with provisions of the Ohio Revised Code, provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not we would have had the power to indemnify against such liability. We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which indemnification from us may be sought.

Insofar as indemnification for liabilities (primarily relating to public distribution of securities) arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Tri-State, or to an affiliate of Tri-State pursuant to our Articles of Incorporation or Code of Regulations or otherwise, the Board of Directors has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. Accordingly, it is possible that the indemnification provisions may not apply to liabilities arising under the 1933 Act unless the person to be indemnified is successful on the merits of the claim or proceeding.


                                LEGAL OPINIONS

The validity of the Shares offered hereby will be passed upon for us by Doepken Keevican & Weiss Professional Corporation, Pittsburgh, Pennsylvania.


                                    EXPERTS

The consolidated financial statements of Tri-State 1st Bank, Inc. as of December 31, 1998 and 1997 and for the years then ended, appearing in this Prospectus have been audited by S.R. Snodgrass, A.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           TRI-STATE 1ST BANK, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                   PAGE
                                                                   ----


     Report of Independent Auditors                                 F-1

     Consolidated Balance Sheet as of December 31, 1998 and 1997    F-2

     Consolidated Statement of Income for the Years
      Ended December 31, 1998 and 1997                              F-3

     Consolidated Statement of Changes in Stockholders' Equity
      for the Years Ended December 31, 1998 and 1997                F-4

     Consolidated Statement of Cash Flows for the
      Years Ended December 31, 1998 and 1997                        F-5

     Notes to Consolidated Financial Statements                     F-6

     Unaudited Consolidated Balance Sheet as of
      September 30, 1999 and December 31, 1998                      S-1

     Unaudited Consolidated Statement of Income for the
      Three Months Ended September 30, 1999 and 1998                S-2

     Unaudited Consolidated Statement of Income for the
      Nine Months Ended September 30, 1999 and 1998                 S-3

     Unaudited Consolidated Statement of Changes in Stockholders'
      Equity for the Nine Months Ended September 30, 1999           S-4

     Unaudited Consolidated Statement of Cash Flows for the
      Nine Months ended September 30, 1999 and 1998                 S-5

     Notes to Unaudited Consolidated Financial Statements           S-6

[LOGO OF SNODGRASS]
Certified Public Accountants and Consultants




                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------




Board of Director and Stockholders
Tri-State 1st Bank, Inc.

We have audited the consolidated balance sheet of Tri-State 1st Bank, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-State 1st Bank, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ S.R. Snodgrass, A.C.



Wexford, PA
January 8, 1999

                           TRI-STATE 1ST BANK, INC.
                          CONSOLIDATED BALANCE SHEET


                                                                     December 31,
                                                                1998              1997
                                                            ------------       ------------
ASSETS
Cash and due from banks                                     $  4,319,381       $  4,031,922
Interest-bearing deposits with other banks                        80,356            101,381
Federal funds sold                                             1,100,000          1,550,000
Investment securities available for sale                      19,957,516         13,088,215
Investment securities held to maturity (market value
  of  $1,765,465 and $1,937,040)                               1,699,589          1,897,147
Loans                                                         28,939,322         26,012,431
Less allowance for loan losses                                   340,197            309,015
                                                            ------------       ------------
     Net loans                                                28,599,125         25,703,416
Premises and equipment                                         1,850,095          1,422,125
Accrued interest and other assets                                697,365            531,750
                                                            ------------       ------------

     TOTAL ASSETS                                           $ 58,303,427       $ 48,325,956
                                                            ============       ============

LIABILITIES
Deposits:
   Noninterest-bearing demand                               $  8,362,305       $  6,532,262
   Interest-bearing demand                                    12,087,939          8,250,728
   Money market                                                4,598,841          5,044,746
   Savings                                                    10,297,040          9,324,176
   Time                                                       16,003,144         13,751,635
                                                            ------------       ------------
     Total deposits                                           51,349,269         42,903,547
Securities sold under agreement to repurchase                  1,500,000            500,000
Other borrowings                                                  67,311            176,783
Accrued interest and other liabilities                           309,134            230,847
                                                            ------------       ------------
     TOTAL LIABILITIES                                        53,225,714         43,811,177
                                                            ------------       ------------

STOCKHOLDERS' EQUITY
Common stock, no par value; 1,000,000 shares authorized,
  451,869 shares issued and outstanding                        3,890,423          2,894,500
Retained earnings                                                989,510          1,567,189
Net unrealized gain on securities                                197,780             53,090
                                                            ------------       ------------
     TOTAL STOCKHOLDERS' EQUITY                                5,077,713          4,514,779
                                                            ------------       ------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $ 58,303,427       $ 48,325,956
                                                            ============       ============

See accompanying notes to the consolidated financial statements.

                        TRI-STATE 1ST BANK, INC.
                    CONSOLIDATED STATEMENT OF INCOME

                                                              Year Ended December 31,
                                                               1998             1997
                                                           -----------       -----------
INTEREST INCOME
   Loans, including fees                                   $ 2,655,293       $ 2,506,697
   Interest-bearing deposits with other banks                    3,547             3,267
   Federal funds sold                                          231,715           134,047
   Investment securities:
     Taxable                                                   693,116           517,233
     Exempt from federal income tax                            349,628           234,634
                                                           -----------       -----------
            Total interest income                            3,933,299         3,395,878
                                                           -----------       -----------

INTEREST EXPENSE
   Deposits                                                  1,581,659         1,305,364
   Securities sold under agreement to repurchase                56,508            11,639
   Other borrowings                                              7,944            15,084
                                                           -----------       -----------
            Total interest expense                           1,646,111         1,332,087
                                                           -----------       -----------

NET INTEREST INCOME                                          2,287,188         2,063,791

Provision for loan losses                                       54,272            54,195
                                                           -----------       -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          2,232,916         2,009,596
                                                           -----------       -----------

OTHER OPERATING INCOME
   Service fees on deposit accounts                            302,233           248,522
   Investment securities gains (losses)                          6,141            (3,354)
   Other                                                       178,993           106,421
                                                           -----------       -----------
            Total other operating income                       487,367           351,589
                                                           -----------       -----------

OTHER OPERATING EXPENSE
   Salaries and employee benefits                              971,380           758,600
   Occupancy                                                   209,020           177,311
   Furniture and equipment                                     167,641           135,654
   Other                                                       709,260           613,612
                                                           -----------       -----------
            Total other operating expense                    2,057,301         1,685,177
                                                           -----------       -----------

Income before income taxes                                     662,982           676,008
Income taxes                                                   115,071           150,953
                                                           -----------       -----------

NET INCOME                                                 $   547,911       $   525,055
                                                           ===========       ===========

EARNINGS PER SHARE
   Basic                                                   $      1.21       $      1.16
   Diluted                                                        1.20              1.16


See accompanying notes to the consolidated financial statements.

                           TRI-STATE 1ST BANK, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                              Net
                                                                          Unrealized
                                              Common       Retained       Gain (Loss)                    Comprehensive
                                               Stock       Earnings      on Securities       Total          Income
                                            -----------  -------------  ---------------  -------------  ---------------
Balance, December 31, 1996                  $ 2,894,500  $   1,159,212  $       (17,823) $   4,035,889

Net income                                                     525,055                         525,055  $       525,055
Other comprehensive income:
 Unrealized gain on securities, net of
  reclassification adjustment                                                    70,913         70,913           70,913
                                                                                                        ---------------
Comprehensive income                                                                                    $       595,968
                                                                                                        ===============
Dividends declared ($.26 per share)                           (117,078)                       (117,078)
                                            -----------  -------------  ---------------  -------------
Balance, December 31, 1997                    2,894,500      1,567,189           53,090      4,514,779

Net income                                                     547,911                         547,911  $       547,911
Other comprehensive income:
 Unrealized gain on securities, net of
  reclassification adjustment                                                   144,690        144,690          144,690
                                                                                                        ---------------
Comprehensive income                                                                                    $       692,601
                                                                                                        ===============
Dividends declared ($.29 per share)                           (129,667)                       (129,667)
Ten percent stock dividend                      995,923       (995,923)
                                            -----------  -------------  ---------------  -------------

Balance, December 31, 1998                  $ 3,890,423  $     989,510  $       197,780  $   5,077,713
                                            ===========  =============  ===============  =============

                                                              1998           1997
                                                         -------------  ---------------
Components of comprehensive income:
 Change in net unrealized gain on
  investment securities held for sale                    $     148,743  $        68,699
 Realized (gains) losses included in net
  income, net of tax                                            (4,053)           2,214
                                                         -------------  ---------------

Total                                                    $     144,690  $        70,913
                                                         =============  ===============

See accompanying notes to the consolidated financial statements.

                           TRI-STATE 1ST BANK, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     Year Ended December 31,
                                                                     1998              1997
                                                                 ------------      ------------
OPERATING ACTIVITIES
   Net income                                                    $    547,911      $    525,055
   Adjustments to reconcile net income to net
     cash provided by operating activities:
      Provision for loan losses                                        54,272            54,195
      Depreciation and amortization, net                              101,725           170,637
      Investment securities (gains) losses                             (6,141)            3,354
      Deferred income taxes                                            21,134               712
      Increase in accrued interest receivable                        (146,110)          (12,844)
      Increase (decrease) in accrued interest payable                  (1,579)            5,940
      Other                                                           (35,311)             (265)
                                                                 ------------      ------------

Net cash provided by operating activities                             535,901           746,784
                                                                 ------------      ------------

INVESTING ACTIVITIES
   Investment securities available for sale:
      Proceeds from sales                                             600,179           348,372
      Proceeds from principal repayments and maturities             4,990,211         3,259,230
      Purchases of securities                                     (12,228,271)       (6,617,597)
   Investment securities held to maturity:
      Proceeds from principal repayments and maturities               197,633           331,869
   Net increase in loans                                           (2,908,056)       (1,709,734)
   Purchase of premises and equipment                                (577,746)         (177,899)
   Proceeds from sale of real estate owned                                  -            54,421
   Branch acquisitions:
      Purchase of loans                                                     -          (330,219)
      Purchase of premises and equipment                                    -          (157,000)
      Net deposit proceeds                                                  -         2,334,890
                                                                 ------------      ------------

Net cash used for investing activities                             (9,926,050)       (2,663,667)
                                                                 ------------      ------------

FINANCING ACTIVITIES
   Net increase in deposits                                         8,445,722         1,742,537
   Increase in securities sold under agreement to repurchase        1,000,000           500,000
   Principal payments on other borrowings                            (109,472)         (102,373)
   Cash dividends paid                                               (129,667)         (117,078)
                                                                 ------------      ------------

      Net cash provided by financing activities                     9,206,583         2,023,086
                                                                 ------------      ------------

      Increase (decrease) in cash and cash equivalents               (183,566)          106,203

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                      5,683,303         5,577,100
                                                                 ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                         $  5,499,737      $  5,683,303
                                                                 ============      ============


See accompanying notes to the consolidated financial statements.

                           TRI-STATE 1ST BANK, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations and Basis of Presentation
     ----------------------------------------------

     A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follow:

     Tri-State 1st Bank, Inc. (the "Company") is an Ohio corporation organized as the holding company of the 1st National Community Bank (the "Bank"). The Bank is a national banking association headquartered in East Liverpool, Ohio. The Bank's principal sources of revenue emanate from its commercial, commercial mortgage, residential real estate, consumer loan financing, and its investment securities portfolio as well as a variety of deposit services offered to its customers through three offices which are located in the East Liverpool and Lisbon, Ohio and New Cumberland, West Virginia areas. The Company's principal asset is represented by its ownership of the Bank. The Company is supervised by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

     The consolidated financial statements of the Company include its wholly-owned subsidiary, the Bank. All intercompany transactions have been eliminated in consolidation. The investment in subsidiary on the parent company financial statements is carried at the Company's equity position in the underlying net assets of the Bank. The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Investment Securities
     ---------------------

     Investment securities are classified at the time of purchase, based on management's abilities and intention, as securities held to maturity or available for sale. Debt securities acquired with the ability and intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount, which are computed using the interest method, and recognized as adjustments of interest income. Other debt securities have been classified as available for sale to serve principally for liquidity purposes. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

     Common stock of the Federal Home Loan Bank and the Federal Reserve Bank represents ownership in institutions that are wholly owned by other financial institutions. These equity securities are accounted for at cost and are classified as equity securities available for sale.

     Loans
     -----

     Loans are reported at their principal amount, net of the allowance for loan losses. Interest on all loans is recognized as income when earned on the accrual method. The Company's general policy is to stop accruing interest on loans when it is determined that reasonable doubt exists as to the collectibility of additional interest. Interest received on nonaccrual loans is recorded as income or applied against principal according to management's judgment as to the collectibility of principal.

     Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

     Allowance for Loan Losses
     -------------------------

     The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charges and all recoveries are credits to the allowance. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

     Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired provided the loan is not of a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

     Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the credit worthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

     Premises and Equipment
     ----------------------

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

     Intangible Asset
     ----------------

     The intangible asset consists exclusively of a core deposit acquisition premium. This core deposit acquisition premium, which was developed based upon a specific core deposit life study, is amortized using the straight-line method over eight years. Annual assessments of carrying value and remaining amortization periods are made to determine possible carrying value impairment and appropriate adjustments as deemed necessary. This asset is a component of other assets on the balance sheet.

     Real Estate Owned
     -----------------

     Real estate owned acquired in the settlement of foreclosed loans is carried as a component of other assets at the lower of cost or fair value minus estimated cost to sell. Valuation allowances for estimated losses are provided when the carrying value of the real estate acquired exceeds the fair value. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

     Employee Benefits
     -----------------

     Pension and other employee benefits include contributions to a defined contribution Section 401(k) plan covering eligible employees. Contributions matching those made by eligible employees and an elective contribution are made annually at the discretion of the Board of Directors.

     Stock Options
     -------------

     The Company maintains a stock option plan for the Directors, officers, and employees. The stock options typically have expiration terms of five years subject to certain extensions and early terminations. The per share exercise price of a stock option shall be, at a minimum, equal to the fair value of a share of common stock on the date the option is granted. Because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been affected based on the fair value of the stock options granted under this plan.

     Income Taxes
     ------------

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Earnings Per Share
     ------------------

     The Company provides dual presentation of Basic and Diluted earnings per share. Basic earnings per share utilizes net income as reported as the numerator and the actual average shares outstanding as the denominator. Diluted earnings per share includes any dilutive effects of options, warrants, and convertible securities.

     Stockholders' Equity
     --------------------

     During 1998, retroactive recognition was given for the elimination of the stated value of the Company's Common Stock. This caused the surplus to be reduced to zero, with the balance of $1,610,750 being reclassified to Common Stock. Such action had no effect on Total Stockholders' Equity disclosed previously.

     Comprehensive Income
     --------------------

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." In adopting Statement No. 130, the Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. The Company has elected to report the effects of Statement No. 130 as part of the Statement of Changes in Stockholders' Equity.

     Cash Flow Information
     ---------------------

     The Company has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and due from banks, Interest-bearing deposits with other banks, and Federal funds sold. Cash payments for interest expense in 1998 and 1997 were $1,647,690 and $1,326,147, respectively. Cash payments for income taxes in 1998 and 1997 were $157,816 and $156,137, respectively.

     Pending Accounting Pronouncements
     ---------------------------------

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the consolidated balance sheet, recorded at fair value. Statement No. 133 precludes a held-to-maturity security from being designated as a hedged item; however, at the date of initial application of this Statement, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. This Statement applies prospectively for all fiscal quarters of all years beginning after June 15, 1999. Earlier adoption is permitted for any fiscal quarter that begins after the issue date of this Statement.

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP, which is effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use and provides guidance for determining whether computer software is for internal use. The Company will adopt SOP 98-1 in the first quarter of 1999 and does not believe the effect of adoption will be material.

2.   EARNINGS PER SHARE

     The following table sets forth the computation of Basic and Diluted earnings per share. There were no convertible securities which would effect the numerator in calculating Basic and Diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the Basic and Diluted earnings per share computation.


                                                         1998      1997
                                                       --------  --------
          Denominator:
            Denominator for Basic earnings per
             share-weighted-average shares             451,869    451,869
            Employee stock options                       6,559          -
                                                       -------   --------

            Denominator for Diluted earnings per
             share-adjusted weighted-average
             shares assumed conversions                458,428    451,869
                                                       =======   ========


3.   STOCK DIVIDEND

     On May 28, 1998, the Board of Directors approved a ten percent stock dividend for security holders of record on June 26, 1998. As a result of this dividend, 41,069 shares of Tri-State 1st Bank stock were issued. Fractional shares were paid in cash.

     Average shares outstanding and all per share amounts included in the consolidated financial statements are based on the increased number of shares giving retroactive effect to the stock dividend.

4.   INVESTMENT SECURITIES

     The amortized cost and estimated market value of investment securities available for sale are as follows:


                                                                            1998
                                              ------------------------------------------------------------
                                                                    Gross         Gross        Estimated
                                                  Amortized      Unrealized     Unrealized       Market
                                                    Cost            Gains         Losses         Value
                                              -----------------  ------------  ------------   ------------
U.S. Treasury securities and
  other U.S. Government
  agency securities                              $11,792,785      $    65,966    $   (7,110)   $11,851,641
Obligations of states and
  political subdivisions                           7,273,717          242,080        (3,053)     7,512,744
Mortgage-backed securities                           354,396            1,983          (198)       356,181
                                                ------------     ------------  ------------   ------------
     Total debt securities                        19,420,898          310,029       (10,361)    19,720,566

Equity securities                                    236,950                -             -        236,950
                                                ------------     ------------  ------------   ------------

     Total                                       $19,657,848      $   310,029    $  (10,361)   $19,957,516
                                                ============     ============  ============   ============

                                                                           1997
                                              ------------------------------------------------------------
                                                                    Gross          Gross        Estimated
                                                  Amortized      Unrealized      Unrealized       Market
                                                    Cost            Gains          Losses         Value
                                              -------------     ------------    ------------   -----------
 U.S. Treasury securities and
  other U.S. Government
  agency securities                              $ 8,577,254      $  19,444     $  (31,540)   $ 8,565,158
Obligations of states and
  political subdivisions                           3,979,340         90,926         (1,173)     4,069,093
Mortgage-backed securities                           227,731          2,815            (32)       230,514
                                              --------------    -----------    -----------   ------------
     Total debt securities                        12,784,325        113,185        (32,745)    12,864,765

Equity securities                                    223,450              -              -        223,450
                                              --------------    -----------    -----------   ------------

Total                                            $13,007,775      $ 113,185     $  (32,745)   $13,088,215
                                              ==============    ===========    ===========   ============


The amortized cost and estimated market value of investment securities held to maturity are as follows:

                                                                            1998
                                              ------------------------------------------------------------
                                                                  Gross         Gross         Estimated
                                                 Amortized     Unrealized    Unrealized        Market
                                                   Cost          Gains         Losses          Value
                                              ------------    ------------  ------------   ---------------
Obligations of states and
  political subdivisions                      $ 1,498,790     $    62,854    $        -       $ 1,561,644
Mortgage-backed securities                        200,799           3,022             -           203,821
                                              -----------     -----------    ----------     -------------

Total                                         $ 1,699,589     $    65,876    $        -       $ 1,765,465
                                              ===========     ===========    ==========     =============

                                                                1997
                                       --------------------------------------------------------
                                                         Gross         Gross       Estimated
                                         Amortized     Unrealized    Unrealized      Market
                                           Cost          Gains         Losses        Value
                                       ------------  ------------  ------------   ------------
Obligations of states and
  political subdivisions               $  1,598,715   $    38,950    $  (1,071)   $ 1,636,594
Mortgage-backed securities                  298,432         3,088       (1,074)       300,446
                                       ------------   -----------   ----------    -----------

Total                                  $  1,897,147   $   42,038     $ (2,145)    $ 1,937,040
                                       =============  ===========   ==========    ===========

The amortized cost and estimated market value of debt securities by contractual maturity at December 31, 1998 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  AVAILABLE FOR SALE              HELD TO MATURITY
                                              --------------------------     ---------------------------
                                                             Estimated                       Estimated
                                                Amortized      Market          Amortized       Market
                                                  Cost          Value            Cost          Value
                                              ------------  ------------     ------------    -----------
Due in one year or less                       $  1,990,952    $  1,995,987     $  107,239    $   108,247
Due after one year through
  five years                                    10,063,216      10,154,072        745,387        761,602
Due after five years through
  ten years                                      6,542,446       6,740,354        811,254        858,324
Due after ten years                                824,284         830,153         35,709         37,292
                                              ------------   -------------    -----------    -----------

Total                                         $ 19,420,898    $ 19,720,566     $1,699,589    $ 1,765,465
                                              ============   =============    ===========    ===========

Proceeds from the sales of securities available for sale and the gross realized gains and losses for the years ended December 31, 1998 and 1997 were as follows:


                                                1998          1997
                                            -----------  ------------
Proceeds from sales                         $   600,179    $  348,372
Gross realized gains                              6,141             -
Gross realized losses                                 -         3,354


Investment securities with an amortized cost of $5,550,039 and $2,949,386 and an estimated market value of $5,559,221 and $2,941,301 were pledged to secure public deposits, securities sold under agreements to repurchase, and other purposes as required by law at December 31, 1998 and 1997, respectively.

5.   LOANS

     Major classifications of loans are summarized as follows:

                                           1998          1997
                                       ------------  ------------
     Commercial and agricultural        $ 4,449,554   $ 5,638,758
     Real estate mortgages:
       Residential                       13,476,313    12,116,820
       Commercial                         6,772,323     4,482,295
     Consumer                             4,241,132     3,774,558
                                        -----------   -----------
                                         28,939,322    26,012,431
     Less allowance for loan losses         340,197       309,015
                                        -----------   -----------

       Net loans                        $28,599,125   $25,703,416
                                        ===========   ===========

     The Company grants consumer, commercial, and residential loans to customers throughout its trade area that encompasses East Liverpool and Lisbon, Ohio, New Cumberland, West Virginia, and the surrounding communities. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their loan agreements is dependent upon the economic stability of the tri-state area.

     Non-performing loans are comprised of commercial, mortgage, and consumer loans which are on a nonaccrual basis, or contractually past due 90 days or more as to interest or principal payment but are not nonaccrual status because they are well secured or in process of collection. The Company had non-performing loans of $178,727 and $102,054 as of December 31, 1998 and 1997, respectively. The Company had no impaired loans at December 31, 1998 or 1997.

     As of December 31, 1998, aggregate loans of $60,000 or more extended to officers, Directors, and related affiliates or associates were $677,392. A summary of activity during the year is as follows:

                                                 Amount
              1997            Additions        Collected            1998
          ------------      ------------      ------------      ------------
          $    662,185      $    646,400      $    631,193      $    677,392

6.   ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for the years ended December 31, 1998 and 1997 are as follows:

                                                         1998         1997
                                                      ----------   ----------
     Balance, January 1                               $  309,015   $  290,247
     Add:
       Provision charged to operations                    54,272       54,195
       Recoveries                                         15,029       11,845
     Less loans charged off                               38,119       47,272
                                                      ----------   ----------

     Balance, December 31                             $  340,197   $  309,015
                                                      ==========   ==========

7.   PREMISES AND EQUIPMENT

     Major classifications of premises and equipment are summarized as follows at December 31:

                                                      1998         1997
                                                   ----------   ----------
     Land and improvements                         $  318,560   $  314,760
     Buildings and improvements                     1,278,481    1,061,373
     Leasehold improvements                           238,310       66,447
     Furniture, fixtures, and equipment               935,010      762,086
                                                   ----------   ----------
                                                    2,770,361    2,204,666
     Less accumulated depreciation                    920,266      782,541
                                                   ----------   ----------

     Total                                         $1,850,095   $1,422,125
                                                   ==========   ==========

     Depreciation and amortization charged to operations was $149,776 in 1998 and $128,689 in 1997.

8.   DEPOSITS

     Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $3,009,473 and $2,394,578 at December 31, 1998 and 1997, respectively.

     Maturities on time deposits of $100,000 or more are as follows at December 31, 1998:

     Three months or less                         $  1,646,612
     Three to twelve months                          1,252,203
     Over one year                                     110,658
                                                  ------------

     Total                                        $  3,009,473
                                                  ============


9.   SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

     The outstanding balances and related information for securities sold under agreement to repurchase is summarized as follows:

                                                        1998                 1997
                                                -------------------   -------------------
                                                  Amount     Rate       Amount     Rate
                                                ---------  --------   ---------  --------
     Balance at year end                       $1,500,000    3.64%     $500,000    4.49%
     Average balance outstanding
      during the year                           1,278,461    4.42       258,064    4.51
     Maximum amount outstanding
      at any month end                          1,500,000               500,000

     Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

     Investments in U.S. Government agency securities with market values in excess of outstanding balances of securities sold under agreement to repurchase have been pledged at December 31, 1998 and 1997.

10.  OTHER BORROWINGS

     The Bank has a line of credit with a borrowing limit of approximately $1.9 million with the Federal Home Loan Bank of Cincinnati ("FHLB") as of December 31, 1998. This credit line is subject to annual renewal and incurs no service charges. Outstanding borrowings on this line, and the term loans noted below, are collateralized by a blanket security agreement on qualifying residential mortgage loans and the Bank's investment in stock of the FHLB. There were no borrowings outstanding on this line of credit for the years ended December 31, 1998 or 1997.

     The Bank also has two term loans outstanding with the FHLB totaling $67,311 and $176,983 at December 31, 1998 and 1997, respectively. These loans bear interest rates of 6.70 percent and 6.75 percent (weighted average of 6.73 percent), respectively, during both years and have remaining payment periods extending to August 1, 1999.

11.  OTHER EXPENSES

     The following is an analysis of other expenses:

                                                        1998        1997
                                                    -----------  ----------
     Stationery, printing, and supplies              $ 121,557    $104,830
     Postage                                            60,930      48,857
     Professional services                              77,473      67,185
     Directors fees                                     46,250      37,350
     State franchise tax                                64,318      60,145
     Other                                             338,732     295,245
                                                     ---------    --------

     Total                                           $ 709,260    $613,612
                                                     =========    ========

12.  INCOME TAXES

     The provision for income taxes consists of:

                                                    1998         1997
                                                  ---------    --------
          Current                                 $  93,937    $150,241
          Deferred                                   21,134         712
                                                  ---------    --------

            Total                                 $ 115,071    $150,953
                                                  =========    ========

     The components of the net deferred tax liability are as follows at December 31:


                                                         1998        1997
                                                      ---------    --------
     Deferred tax assets:
       Provision for loan losses                      $  99,956    $ 89,882
       Other                                              3,596           -
                                                      ---------    --------
         Gross deferred tax assets                      103,552      89,882
                                                      ---------    --------

     Deferred tax liabilities:
       Net unrealized gain on securities                101,887      27,350
       Depreciation                                      18,243      17,393
       Accrual to cash conversion                        75,463      45,568
       Other                                             30,773      26,714
                                                      ---------    --------
         Gross deferred tax liabilities                 226,366     117,025
                                                      ---------    --------

         Net deferred tax liability                   $(122,814)   $(27,143)
                                                      =========    ========

     The reconciliation of the federal statutory rate and the Company's effective income tax rate is as follows:

                                             1998                    1997
                                     --------------------    ---------------------
                                                   % of                     % of
                                                  Pre-tax                  Pre-tax
                                       Amount     Income       Amount      Income
                                     ----------  --------    ----------   --------
     Provision at statutory rate     $ 225,414      34.0 %   $ 229,843      34.0 %
     Effect of tax-free income        (105,070)    (15.8)      (85,950)    (12.7)
     Other                              (5,273)     (0.8)        7,060       1.0
                                     ---------   --------    ---------   -------

     Actual tax expense and
      effective rate                 $ 115,071      17.4 %   $ 150,953      22.3 %
                                     =========   ========    =========   =======

13.  EMPLOYEE BENEFITS

     Profit Sharing Plan and 401(k) Plan
     -----------------------------------

     At December 31, 1997, the Bank had a trusteed, defined contribution profit sharing plan cover substantially all employees and officers. Contributions to this plan were determined annually by the Board of Directors. The contribution to this plan for 1997 amounted to $18,360. Effective January 1, 1998, this trusteed, defined contribution plan was converted to a trusteed Section 401(k) plan. The Bank makes matching contributions for eligible employees of 25 percent of the employee contributions annually, to a maximum of 12 percent of base salary. Substantially all employees and officers are eligible to participate in the plan. The Bank's contribution to this plan was $15,698 in 1998.

     ESOP
     ----

     The Company also maintains an Employee Stock Ownership Plan ("ESOP") covering substantially all employees and officers. The Trustee has discretionary authority to purchase shares of common stock of the Company in the open market. The amount of the contribution to the ESOP is at the discretion of the Board of Directors with benefits vesting over a seven-year period. Contributions totaling $6,500 and $7,000 were recorded during 1998 and 1997, respectively. The Trustee held 3,434 and 2,884 shares of the Company's common stock at December 31, 1998 and 1997, respectively.

     Stock Option Plan
     -----------------

     On January 23, 1997, the Board of Directors approved and stockholders subsequently ratified the formation of a stock option plan. The plan provides for granting incentive stock options and nonstatutory stock options for executive officers and nonemployee Directors of the Company. A total of 53,900 shares of authorized but unissued common stock were initially reserved for issuance under the plan.

     No compensation expense has been recognized with respect to the options granted under the stock option plan. Had compensation expense been determined on the basis of fair value, net income and earnings per share would have been reduced as follows:

                                                        1998       1997
                                                     --------    --------
     Net Income:
       As reported                                   $547,911    $525,055
                                                     ========    ========

       Pro forma                                     $473,229    $431,709
                                                     ========    ========

     Basic earnings per share:
       As reported                                   $   1.21    $   1.16
                                                     ========    ========

       Pro forma                                     $   1.05    $   0.96
                                                     ========    ========

     Diluted earnings per share:
       As reported                                   $   1.20    $   1.16
                                                     ========    ========

       Pro forma                                     $   1.03    $   0.96
                                                     ========    ========

     The following table presents share data related to the stock option plan:

                                                                    Weighted-
                                                          Shares     average
                                                          Under     Exercise
                                                          Option      Price
                                                        ----------  ---------
     Outstanding, January 1, 1997                               -           -

       Granted                                             18,700    $  19.09
       Exercised                                                -           -
       Forfeited                                                -           -
                                                         --------

     Outstanding, December 31, 1997                        18,700    $  19.09

       Granted                                             15,800    $  28.00
       Exercised                                                -           -
       Forfeited                                           (1,100)   $  19.09
                                                         --------

     Outstanding, December 31, 1998                        33,400    $  23.30
                                                         ========
     Available for future grant                            20,500
                                                         ========

14.  COMMITMENTS

     In the normal course of business, the Company makes various commitments not reflected in the accompanying financial statements. The Company offers such products to enable its customers to meet their financing objectives. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's exposure to credit loss is represented by the contractual amounts as disclosed below. Losses, if any, are charged to the allowance for loan losses. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements as deemed necessary.

     The off-balance sheet commitments were comprised of the following at December 31:

                                                 1998              1997
                                             ------------     ------------

     Commitments to extend credit            $  4,804,106     $  2,956,264
     Standby letters of credit                    173,372           75,894


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit and loans granted but not yet funded. The Company does not charge fees for the customer credit lines. Since many of the commitments are expected to expire without being fully drawn upon, the contractual amounts do not necessarily represent future funding requirements.

     Standby letters of credit represent conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance-related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. The Company holds collateral for these instruments as deemed necessary.

     The Bank leases two branch office sites under agreements that expire by the years 2002 and 2005, respectively. These branch agreements contain five-year renewal options that are available if elected by the Bank. At December 31, 1998, the minimum rental commitment for these noncancelable operating leases is as follows:

                 1999                        $  71,796
                 2000                           71,796
                 2001                           71,796
                 2002                           71,796
                 2003                           61,381
                 2004 and thereafter            93,600
                                             ---------

                    Total                    $ 442,165
                                             =========

     Occupancy expense includes rental expenditures of $62,815 and $50,880 for 1998 and 1997, respectively.

15.  ACQUISITION OF BRANCH OFFICE

     Effective August 29, 1997, the Bank, pursuant to a purchase and assumption agreement entered into with United National Bank of West Virginia (Seller), assumed deposit liabilities and acquired the branch banking property, facility, all cash funds on-hand, and selected commercial and consumer loans of the New Cumberland, West Virginia operations.

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values at December 31 of the Company's financial instruments are as follows:

                                              1998                          1997
                                     ---------------------------  --------------------------
                                       Carrying       Fair            Carrying       Fair
                                        Value         Value           Value         Value
                                     ------------  ------------   ------------  ------------
Financial assets:
Cash and due from banks,
   interest-bearing deposits with
   with other banks, and federal
   funds sold                         $ 5,499,737   $ 5,499,737   $ 5,683,303   $ 5,683,303
Investment securities                  21,657,105    21,722,981    14,985,362    15,025,255
Net loans                              28,599,125    29,858,000    25,703,416    26,093,000
Accrued interest receivable               358,904       358,904       318,956       318,956
                                      -----------   -----------   -----------   -----------

        Total                         $56,114,871   $57,439,622   $46,691,037   $47,120,514
                                      ===========   ===========   ===========   ===========

Financial liabilities:
Deposits                              $51,349,269   $51,556,000   $42,903,547   $43,015,000
Securities sold under agreement
   to repurchase                        1,500,000     1,500,000       500,000       500,000
Other borrowings                           67,311        67,311       176,783       178,000
Accrued interest payable                   55,402        55,402        73,417        73,417
                                      -----------   -----------   -----------   -----------

        Total                         $52,971,982   $53,178,713   $43,653,747   $43,766,417
                                      ===========   ===========   ===========   ===========


     Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

     Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

     If no readily available market exists, the fair value estimates for financial instruments are based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

     As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

     The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

     Cash and Due from Banks, Interest-bearing Deposits with Other Banks,
     -------------------------------------------------------------------
     Federal Funds Sold, Accrued Interest Receivable, Securities Sold Under
     ----------------------------------------------------------------------
     Agreements to Repurchase, and Accrued Interest Payable
     ------------------------------------------------------

     The fair value is equal to the current carrying value.

     Investment Securities
     ---------------------

     The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

     Loans, Deposits, and Other Borrowings
     -------------------------------------

     The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non- interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts which are due within 30 days are valued at the amount payable as of year end. Fair values for time deposits and other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

     Commitments to Extend Credit and Commercial Letters of Credit
     -------------------------------------------------------------

     These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 14.

17.  REGULATORY MATTERS

     Cash and Due from Banks
     -----------------------

     The district Federal Reserve Bank requires the Bank to maintain certain reserve balances. As of December 31, 1998 and 1997, the Bank had required reserves of $552,000 and $434,000, respectively, comprised of vault cash and a depository amount held with the Federal Reserve Bank.

     Loans
     -----

     Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific obligations. Further, such secured loans are limited in amount to ten percent of the Bank's capital.

     Dividends
     ---------

     The Bank is subject to a dividend restriction that generally limits the amount of dividends that can be paid by a national bank. Prior approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits, as defined for the year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Using this formula, the amount available for payment of dividends by the Bank to the Company in 1999, without approval of the Comptroller, will be limited to $834,320 plus 1999 net profits retained up to the date of the dividend declaration.

     Capital Requirements
     --------------------

     The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, an entity must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The entity's capital amounts and classification are also subject to qualitative judgments by the regulators about components, Risk weightings, and other factors.

     Quantitative measures established by the regulation to ensure capital adequacy require an entity to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to Risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1998, the most recent notification from the appropriate regulatory authorities categorized the Company and Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an entity must maintain minimum Total Risk-based, Tier I Risk-based, and Tier I Leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed this category.

     -------------------------------

     The capital position of the Company does not materially differ from the Bank's; therefore, the following table sets forth the Company's capital position and minimum requirements as of December 31:

                                                    1998                     1997
                                        ---------------------------   -------------------------
                                            Amount        Ratio         Amount         Ratio
                                        ------------   ------------   ----------    -----------
     Total Capital to
       Risk-weighted Assets
     ---------------------------

     Actual                             $  5,106,895       16.64%    $  4,640,404    17.62%
     For Capital Adequacy                  2,455,680        8.00        2,107,040     8.00
     To Be Well Capitalized                3,069,600       10.00        2,633,800    10.00

     Tier I Capital to
       Risk-weighted Assets
     ---------------------------

     Actual                             $  4,766,698       15.53%    $  4,331,389    16.45%
     For Capital Adequacy                  1,227,840        4.00        1,053,520     4.00
     To Be Well Capitalized                1,841,760        6.00        1,580,280     6.00

     Tier I Capital to Average Assets
     --------------------------------

     Actual                             $  4,766,698        8.19%    $  4,331,389     8.81%
     For Capital Adequacy                  2,329,200        4.00        1,971,480     4.00
     To Be Well Capitalized                2,911,500        5.00        2,464,350     5.00

18.  PARENT COMPANY

     Following are condensed financial statement for the parent company:

                            CONDENSED BALANCE SHEET


                                                                   December 31,
                                                                1998           1997
                                                             -----------   ------------

     ASSETS
      Cash                                                   $     8,800     $        -
      Investment in subsidiary bank                            5,041,638      4,469,714
      Other assets                                                27,824         45,065
                                                             -----------    -----------

        TOTAL ASSETS                                         $ 5,078,262     $4,514,779
                                                             ===========    ===========

     TOTAL LIABILITIES                                       $       549     $        -

     STOCKHOLDERS' EQUITY                                      5,077,713      4,514,779
                                                             -----------    -----------

        TOTAL LIABILITIES AND STOCKHOLDERS EQUITY            $ 5,078,262     $4,514,779
                                                             ===========    ===========

                         CONDENSED STATEMENT OF INCOME


                                                                                   December 31,
                                                                              1998            1997
                                                                          ------------     ----------
     INCOME
       Dividends from subsidiary                                            $ 131,620      $ 137,473

     EXPENSES                                                                  16,643         29,551
                                                                          -----------      ---------

       Income before income taxes                                             114,977        107,922
       Income tax benefit                                                      (5,700)       (10,047)
                                                                          -----------      ---------

       Income before equity in undistributed earnings of subsidiary           120,677        117,969
       Equity in undistributed earnings of subsidiary                         427,234        407,086
                                                                          -----------      ---------

     NET INCOME                                                             $ 547,911      $ 525,055
                                                                          ===========      =========


                       CONDENSED STATEMENT OF CASH FLOWS


                                                                             December 31,
                                                                        1998          1997
                                                                    ------------   ------------
OPERATING ACTIVITIES
   Net income                                                         $ 547,911    $ 525,055
   Adjustment to reconcile net income to net cash
    provided by operating activities:
     Equity in undistributed earnings of subsidiary                    (427,234)    (407,086)
     Other, net                                                          17,790         (891)
                                                                    -----------    ---------
       Net cash provided by operating activities                        138,467      117,078
                                                                    -----------    ---------

FINANCING ACTIVITIES
   Cash dividends paid                                                 (129,667)    (117,078)
                                                                    -----------    ---------
      Net cash used for financing activities                           (129,667)    (117,078)
                                                                    -----------    ---------

       Net increase in cash                                               8,800            -

CASH AT BEGINNING OF PERIOD                                                   -            -
                                                                    -----------    ---------

CASH AT END OF PERIOD                                                 $   8,800    $       -
                                                                    ===========    =========

                           TRI-STATE 1ST BANK, INC.
                          CONSOLIDATED BALANCE SHEET
                                  (Unaudited)


                                                            September 30,      December 31,
                                                                1999              1998
                                                            ------------       ------------
ASSETS
Cash and due from banks                                     $      4,900       $      4,319
Interest-bearing deposits with other banks                            95                 80
Federal funds sold                                                 2,000              1,100
Investment securities available for sale                          21,190             19,958
Investment securities held to maturity (estimated
  market value of $1,669 and $1,765)                               1,653              1,700
Loans                                                             30,679             28,939
Less allowance for loan losses                                       351                340
                                                            ------------       ------------
     Net loans                                                    30,328             28,599
Premises and equipment                                             1,956              1,850
Accrued interest and other assets                                    870                697
                                                            ------------       ------------

     TOTAL ASSETS                                           $     62,992       $     58,303
                                                            ============       ============

LIABILITIES
Deposits:
   Noninterest-bearing demand                               $      7,968       $      8,362
   Interest-bearing demand                                        12,861             12,088
   Money market                                                    4,636              4,599
   Savings                                                        10,993             10,297
   Time                                                           18,962             16,003
                                                            ------------       ------------
     Total deposits                                               55,420             51,349
Securities sold under agreement to repurchase                      2,245              1,500
Other borrowings                                                      --                 67
Accrued interest and other liabilities                               273                309
                                                            ------------       ------------
     TOTAL LIABILITIES                                            57,938             53,225
                                                            ------------       ------------

STOCKHOLDERS' EQUITY
Common stock, no par value; 1,000,000 shares authorized;
  567,784 and 565,159 issued and outstanding                       3,945              3,890
Retained earnings                                                  1,349                990
Accumulated other comprehensive income (loss)                       (240)               198
                                                            ------------       ------------
     TOTAL STOCKHOLDERS' EQUITY                                    5,054              5,078
                                                            ------------       ------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $     62,992       $     58,303
                                                            ============       ============

See accompanying unaudited notes to the consolidated financial statements.

                           TRI-STATE 1ST BANK, INC.
                       CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)


                                                                         Three Months Ended
                                                                            September 30,
                                                                           1999      1998
                                                                         --------  --------
                                                                           (In thousands)
INTEREST INCOME
  Interest and fees on loans                                             $  736    $  690
  Interest-bearing deposits with other banks                                  1         -
  Federal funds sold                                                         32        45
  Investment securities:
     Taxable                                                                184       210
     Tax exempt                                                             122        83
                                                                         ------    ------
          Total interest income                                           1,075     1,028
                                                                         ------    ------

INTEREST EXPENSE
  Deposits                                                                  408       409
  Other borrowings                                                           24        23
                                                                         ------    ------
          Total interest expense                                            432       432
                                                                         ------    ------

NET INTEREST INCOME                                                         643       596

Provision for loan losses                                                    23         8
                                                                         ------    ------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                         620       588
                                                                         ------    ------

NONINTEREST INCOME
  Service fees on deposit accounts                                          105        76
  Other                                                                      43        37
                                                                         ------    ------
          Total noninterest income                                          148       113
                                                                         ------    ------

NONINTEREST EXPENSE
  Salaries and employee benefits                                            298       274
  Occupancy                                                                  68        52
  Furniture and equipment                                                    43        45
  Other                                                                     180       184
                                                                         ------    ------
          Total noninterest expense                                         589       555
                                                                         ------    ------

INCOME BEFORE INCOME TAXES                                                  179       146
Income taxes                                                                 35        20
                                                                         ------    ------

NET INCOME                                                               $  144    $  126
                                                                         ======    ======

EARNINGS PER SHARE
     Basic                                                                $0.25     $0.22
     Diluted                                                               0.25      0.22

See accompanying unaudited notes to the consolidated financial statements.

                           TRI-STATE 1ST BANK, INC.
                       CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)



                                                            Nine Months Ended
                                                              September 30,
                                                              1999     1998
                                                            --------  -------
                                                             (In thousands )
INTEREST INCOME
  Interest and fees on loans                                $2,099   $2,001
  Interest-bearing deposits with other banks                     3        2
  Federal funds sold                                           130      193
  Investment securities:
     Taxable                                                   540      526
     Tax exempt                                                346      230
                                                            ------   ------
          Total interest income                              3,118    2,952
                                                            ------   ------

INTEREST EXPENSE
  Deposits                                                   1,204    1,177
  Other borrowings                                              67       54
                                                            ------   ------
          Total interest expense                             1,271    1,231
                                                            ------   ------

NET INTEREST INCOME                                          1,847    1,721

Provision for loan losses                                       56       41
                                                            ------   ------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          1,791    1,680
                                                            ------   ------

NONINTEREST INCOME
  Service fees on deposit accounts                             268      224
  Other                                                        136      129
                                                            ------   ------
          Total noninterest income                             404      353
                                                            ------   ------

NONINTEREST EXPENSE
  Salaries and employee benefits                               837      728
  Occupancy                                                    196      146
  Furniture and equipment                                      130      121
  Other                                                        532      510
                                                            ------   ------
          Total noninterest expense                          1,695    1,505
                                                            ------   ------

INCOME BEFORE INCOME TAXES                                     500      528
Income taxes                                                    72      100
                                                            ------   ------

NET INCOME                                                  $  428   $  428
                                                            ======   ======

EARNINGS PER SHARE:
     Basic                                                  $ 0.76   $ 0.76
     Diluted                                                  0.74     0.75

See accompanying unaudited notes to the consolidated financial statements.

                           TRI-STATE 1ST BANK, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (Unaudited)


                                                                       Accumulated
                                                                          Other
                                            Common      Retained       Comprehensive
                                            Stock       Earnings       Income (Loss)          Total
                                          --------   -------------   -----------------   ---------------
                                                                (In thousands)
Balance, December 31, 1998                $  3,890     $  990            $  198              $ 5,078

Comprehensive Income:
  Net income                                              428                                    428
  Other comprehensive income:
   Unrealized loss on securities                                           (438)                (438)
                                                                                           ---------
Total comprehensive income (loss)                                                                (10)
Dividends declared ($.12 per share)                       (68)                                   (68)
Cash paid in lieu of fractional
   Shares                                                  (1)                                    (1)
Stock options exercised (2,625
   Shares)                                      55                                                55
                                         ---------     ------            ------            ---------
Balance, September 30, 1999               $  3,945     $1,349            $ (240)             $ 5,054
                                         =========     ======            ======            =========

See accompanying unaudited notes to the consolidated financial statements.

                           TRI-STATE 1ST BANK, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (Unaudited)


                                                                         Nine Months Ended
                                                                           September 30,
                                                                  ------------------------------
                                                                       1999             1998
                                                                  ------------     ------------
                                                                          (In thousands)
OPERATING ACTIVITIES
   Net income                                                     $        428     $        428
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Provision for loan losses                                              56               41
     Depreciation, amortization, and accretion, net                        116               87
     Increase in accrued interest receivable                              (100)            (249)
     Increase in accrued interest payable                                   57               65
     Other, net                                                             81             (114)
                                                                  ------------     ------------

Net cash provided by operating activities                                  638              258
                                                                  ------------     ------------

INVESTING ACTIVITIES
   Investment securities available for sale:
     Proceeds from maturities and repayments                             3,602            3,632
     Purchases                                                          (5,479)         (10,183)
   Investment securities held to maturity:
     Proceeds from maturities and repayments                                47              177
   Net increase in loans                                                (1,811)          (2,077)
   Purchases of premises and equipment                                    (236)            (301)
                                                                  ------------     ------------
Net cash used for investing activities                                  (3,877)          (8,752)
                                                                  ------------     ------------

FINANCING ACTIVITIES
   Net increase in deposits                                              4,071            6,333
   Increase in securities sold under agreement to repurchase               745            1,464
   Principal payments on other borrowings                                  (67)             (82)
   Stock options exercised                                                  55                -
   Cash dividends paid                                                     (69)             (62)
                                                                  ------------     ------------
         Net cash provided by financing activities                       4,735            7,653
                                                                  ------------     ------------

         Increase (decrease) in cash and cash equivalents                1,496             (841)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                         5,499            5,683
                                                                  ------------     ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $      6,995     $      4,842
                                                                  ============     ============

See accompanying unaudited notes to the consolidated financial statements.

                           TRI-STATE 1ST BANK, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
---------------------------

The consolidated financial statements of Tri-State 1st Bank, Inc., (the "Company"), includes its wholly-owned subsidiaries, 1st National Community Bank, (the "Bank") and Gateminder Corporation, ("Gateminder"). All significant intercompany balances and transactions have been eliminated.

Nature of Operations
--------------------

Tri-State 1st Bank, Inc. is the parent company of 1st National Community Bank and Gateminder Corporation. The Company was formed as an Ohio corporation on April 24, 1996 and owns and controls all of the capital stock of the Bank, a national banking association and Gateminder Corporation, an Ohio corporation. The Company is a bank holding company which, under existing laws, is restricted to activities generally relating to banking. The Company's primary regulator is the Board of Governors of the Federal Reserve System.

The Bank was chartered as a national banking association in September 1987, headquartered near East Liverpool, Ohio. Business is conducted through its four full service offices located in Columbiana County, Ohio, and one full service office in Hancock County, West Virginia. The Bank operates a full service community bank, offering a variety of financial services to meet the needs of its market area. Services include: accepting demand and time deposits from the general public and together with borrowings and other funds, using the proceeds to originate secured and unsecured commercial and consumer loans and provide construction and mortgage loans, as well as home equity and personal lines of credit. In addition, funds are also used to purchase investment securities. The Bank's deposits are insured to the legal maximum amount by the Federal Deposit Insurance Corporation.

On April 14, 1999, Gateminder Corporation was incorporated under the laws of the state of Ohio as a wholly owned non-bank subsidiary of the Company. Headquartered in East Liverpool, Ohio, Gateminder was established by the Company to provide non-bank activities for Automated Teller Machines ("ATM"). The non-bank subsidiary sells ATM machines to businesses and merchants that operate ATMs at their place of business and provides the means for processing the transactions and distributing the funds taken from the account of the user/cardholder back to the operator of the ATM. Gateminder commenced operations on June 25, 1999.

Basis of Presentation
---------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with instructions to Form 10-QSB and, therefore, do not necessarily include all information which would be included in audited financial statements. The information furnished reflects all normal recurring adjustments which are, in the opinion of management, necessary for the fair statement of the results of the period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

Stock Split
-----------

On July 22, 1999, the Board of Directors declared a 5-for-4 stock split to stockholders of record on August 4, 1999. As a result of this split, 113,290 shares of Tri-State 1st Bank stock were issued on August 25, 1999. Total shares issued and outstanding, as well as, per share information have been retroactively restated to reflect the stock split for all prior periods presented.

Recent Accounting Pronouncements
--------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement provides accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring the recognition of those items as assets or liabilities in the statement of financial position, recorded at fair value. Statement No. 133 precludes a held-to-maturity security from being designated as a hedged item, however, at the date of initial application of this statement, an entity is permitted to transfer any held-to-maturity security into the available-for-sale or trading categories. The unrealized holding gain or loss on such transferred securities shall be reported consistent with the requirements of Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such transfers do not raise an issue regarding an entity's intent to hold other debt securities to maturity in the future. In June 1999, this statement was delayed to fiscal years beginning after June 15, 2000.

Earnings Per Share
------------------

The following table sets forth the comparison of Basic and Diluted earnings per share. There were no convertible securities which would effect the numerator in calculating Basic and Diluted earnings per share: therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the Basic and Diluted earnings per share computation.

                                                                 Three Months Ended        Nine Months Ended
                                                                    September 30,             September 30,
                                                                 1999        1998          1999        1998
                                                              ----------   ----------   ----------   ----------
Weighted average common shares
 used to calculate basic earnings
 per share                                                       566,833      564,836      566,186      564,836


Common stock equivalents (stock
 options) used to calculate diluted
 earnings per share                                                9,234        4,250        9,234        4,250
                                                              ----------   ----------   ----------   ----------

Weighted average common shares
 and Common stock equivalents
 used to calculate diluted earnings
 per share                                                       576,067      569,086      575,420      569,086
                                                              ==========   ==========   ==========   ==========

Supplemental Disclosure of Cash Flow Information
------------------------------------------------

                                                              Nine Months Ended
                                                                 September 30,
                                                            1999              1998
                                                         ----------        ----------
Cash paid during the period for:
  Interest                                               $    1,214             1,166
  Income taxes                                                   16               119

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the Common Stock being registered. All amounts shown are estimates except the SEC registration fee, and assume the sale of 148,200 Shares, the maximum number of Shares offered.

         SEC registration fee                 $ 1,112

         EDGAR, printing and mailing costs      4,000

         Fees and expenses of counsel          30,000

         Accounting and related expenses       10,000

         Blue Sky fees and expenses             6,000

         Miscellaneous                          3,888
                                              -------

         Total                                $55,000
                                              =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

The Company has not sold any securities within the past three years without registering them under the Securities Act.

ITEM 27.  EXHIBITS

The exhibits filed pursuant to this Item 27 immediately follow the Exhibit Index. The following is a description of the applicable exhibits required for Form SB-2 provided by Item 601 of Regulation S-B.

Exhibit Number         Description
--------------         -----------

3.1  Articles of Incorporation of the Company

3.2  Code of Regulations of the Company

5.1 Opinion of Doepken Keevican & Weiss, Professional Corporation regarding Tri-State 1st Bank, Inc. Common Stock, and Consent

8.1 Opinion of Doepken Keevican & Weiss, Professional Corporation regarding tax matters

21.1 The Subsidiaries of the Company

23.1 Consent of S.R. Snodgrass, A.C.

23.2 Consent of Doepken Keevican & Weiss Professional Corporation (the consent is contained in the opinion filed as Exhibit 5.1)

23.3 Consent of Doepken Keevican & Weiss Professional Corporation (the consent is contained in the opinion filed Exhibit 8.1)

99.1 Form of Subscription Agreement for Rights Offering

99.2 Form of Subscription Agreement for Public Offering
99.3 Cover letter to accompany prospectus delivery to shareholders

* Incorporated by reference from the Company's Registration Statement on Form S-4 filed with the SEC on March 6, 1996.

ITEM 28.  UNDERTAKINGS.

     (a) The small business issuer undertakes to supplement the prospectus, after the end of the initial subscription period for existing shareholders of the small business issuer, to include the results of the subscription offer. If the Company makes any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer will file a post-effective amendment to state the terms of such offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of East Liverpool, State of Ohio on October 13, 1999.

                                    TRI-STATE 1ST BANK, INC.

                                    Charles B. Lang
                                    President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                     TITLE                         DATE

/s/ Charles B. Lang           Director and President        October 13, 1999
---------------------------                                 --------------------
Charles B. Lang

/s/ Keith R. Clutter          Director and Secretary        October 13, 1999
---------------------------                                 --------------------
Keith R. Clutter

/s/ Kevin Anglemyer           Vice President and Chief      October 13, 1999
---------------------------                                 --------------------
Kevin Anglemyer               Financial Officer

/s/ William E. Blair          Director                      October 13, 1999
---------------------------                                 --------------------
William E. Blair

/s/ Stephen W. Cooper         Director                      October 13, 1999
---------------------------                                 --------------------
Stephen W. Cooper

/s/ G. Allen Dickey           Director                      October 13, 1999
---------------------------                                 --------------------
G. Allen Dickey

/s/ Marvin H. Feldman         Director                      October 13, 1999
---------------------------                                 --------------------
Marvin H. Feldman

/s/ R. Lynn Leggett           Director                      October 13, 1999
---------------------------                                 --------------------
R. Lynn Leggett

/s/ John P. Scotford          Director                      October 13, 1999
---------------------------                                 --------------------
John P. Scotford

/s/ John C. Thompspon         Director                      October 13, 1999
---------------------------                                 --------------------
John C. Thompson

                                 Exhibit Index
                                 -------------


Exhibit 3.1         Amended Articles of Incorporation of the Company*

Exhibit 3.2         Code of Regulations of the Company*

Exhibit 5.1 Opinion of Doepken Keevican & Weiss Professional Corporation Tri-State 1st Bank, Inc.

Exhibit 8.1         Opinion of Doepken Keevican & Weiss regarding tax matters

Exhibit 21.1        Description of Subsidiary of the Company, filed herewith

Exhibit 23.1        Consent of S.R. Snodgrass, A.C.

Exhibit 23.2 Consent of Doepken Keevican & Weiss Professional Corporation (the consent is contained in the opinion filed as Exhibit 5.1)

Exhibit 23.3 Consent of Doepken Keevican & Weiss Professional Corporation (the consent is contained in the opinion filed as Exhibit 8.1)

Exhibit 99.1        Form of Subscription Agreement for Rights Offering

Exhibit 99.2        Form of Subscription Agreement for Public Offering

Exhibit 99.3 Cover letter to accompany prospectus delivery to shareholders

          * Incorporated by Reference from the Company's Registration Statement on form S-4 filed with the SEC on March 6, 1996.